Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MASTEC, INC.

Indigo Acquisition I Corp.

and

Infrastructure and Energy Alternatives, Inc.

Dated as of July 24, 2022

i

ii

iii

Exhibit A Amended and Restated Certification of Incorporation

iv

INDEX OF DEFINED TERMS

Definition	Location

Acquisition Proposal	5.4(h)(i)
Action	3.9
Adverse Recommendation Change	5.4(h)(ii)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.4(c)
Anti-Dilution Warrant Certificates	8.3(b)
Anti-Dilution Warrants	3.2(a)
Antitrust Law	5.7(i)
Bidder	5.4(a)
Book-Entry Shares	2.3(b)
BRC	8.3(c)
BRC Charter	8.3(d)
Business Day	8.3(e)
Cash Consideration	2.1(a)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.3(b)
Company Bylaws	3.1(c)
Company Charter	3.1(c)
Company Disclosure Letter	Article III
Company Equity Awards	2.2(c)
Company Equity Plans	2.2(a)
Company ESPP	2.2(i)
Company Indenture Officers’ Certificates	5.12(a)
Company IT Assets	8.3(f)
Company Note Offers and Consent Solicitations	5.12(a)
Company Plan	3.11(a)
Company PSU	2.2(c)
Company Redemption Notice	5.12(b)
Company Redemption Officers’ Certificates	5.12(b)
Company Registered IP	3.19(a)
Company Related Parties	8.17
Company RSU	2.2(b)
Company SEC Documents	3.5(a)

v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location

Company Stock Option	2.2(a)
Company Stockholder Approval	3.3(a)
Company Stockholders Meeting	5.5(b)
Company Supplemental Indenture	5.12(a)
Company Warrants	8.3(g)
Compliant	8.3(h)
Confidentiality Agreement	5.6(b)
Consent Solicitations	5.12(a)
Continuation Period	5.8
Contract	3.4(a)
control	8.3(i)
Covered Countries	3.20(c)(i)
Covered Employees	5.8
COVID-19	8.3(j)
DAC 6	3.14(g)
Data Privacy/Security Requirements	3.19(f)
Debt Commitment Letter	4.12
Debt Financing	4.12
Debt Financing Sources	8.3(k)
Debt Offer Documents	5.12(a)
DGCL	Recitals
Dissenting Shares	2.5
DTC	2.3(e)
DTC Payment	2.3(e)
Effective Time	1.3
Environmental Laws	3.13(c)(i)
Environmental Permits	3.13(c)(ii)
Equity Commitment Agreements	8.3(l)
ERISA	3.11(a)
Exchange Act	3.4(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Existing Company Credit Agreement	8.3(m)
Existing Company Indenture	8.3(n)
Existing Company Notes	8.3(o)
Existing Credit Facilities Termination	5.12(c)
Financing Failure Event	5.11(b)
Financing Transactions	8.3(p)
Form S-4	3.7
Fractional Share Cash Consideration	2.6
GAAP	3.5(b)
Governmental Entity	8.3(q)

vi

INDEX OF DEFINED TERMS

(Continued)

Definition	Location

HSR Act	3.4(b)
Indebtedness	8.3(r)
Indemnified Parties	5.13(a)
Intellectual Property	8.3(s)
International Trade Laws and Regulations	3.20(c)(ii)
Intervening Event	5.4(h)(ii)
IRS	3.11(a)
knowledge	8.3(t)
Labor Agreement	3.12(a)
Law	3.4(a)
Liens	3.2(f)
Material Adverse Effect	8.3(u)
Material Contract	3.15(a)
Material Customers	3.16
Material Suppliers	3.16
Materials of Environmental Concern	3.13(c)(iii)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.11(c)
Nasdaq	3.4(b)
NYSE	3.4(b)
OFAC	3.20(c)(ii)
Offers to Purchase	5.12(a)
Owned Real Estate	3.18(b)
Parent	Preamble
Parent Common Stock	8.3(v)
Parent Common Stock Conversion Ratio	2.2(a)
Parent Equity Awards	8.3(w)
Parent Material Adverse Effect	8.3(x)
Parent Measurement Date	4.2(a)
Parent Plan	5.8(c)
Parent Preferred Stock	4.2(a)
Parent SEC Documents	4.5(a)
Payoff Amount	5.12(c)
Permits	3.10
Person	8.3(y)
Personal Information	8.3(z)
Pre-Consummation Warning Letter	5.7(h)
Preferred Stock	3.2(a)
Preferred Stock Exchange Agreement	8.3(bb)

vii

INDEX OF DEFINED TERMS

(Continued)

Definition	Location

Pre-Funded Warrant Agreement	8.3(aa)
Pre-Funded Warrants	3.2(a)
Privacy Laws	8.3(cc)
Proxy Statement	3.7
Public Health Measures	8.3(dd)
Redemption	5.12(b)
Release	3.13(c)(iv)
Representatives	5.4(a)
Required Information	8.3(ee)
Retirement Plan	5.8(e)
Retirement Plan Termination Date	5.8(e)
Sanctioned Person	3.20(c)(iii)
SEC	3.5(a)
Securities Act	3.4(b)
Security Plan	3.19(g)
Series B Warrant Agreement	8.3(ff)
Series B Warrants	3.2(a)
Shares	2.1(a)
SPAC Warrant Agreement	8.3(gg)
SPAC Warrants	3.2(a)
Stock Consideration	2.1(a)
Subsidiary	8.3(hh)
Superior Proposal	5.4(h)(iii)
Supplemental Indenture	8.3(ii)
Supporting Stockholders	Recitals
Surety Bonds	3.25
Surviving Corporation	1.1
Takeover Laws	3.21
Tax Returns	3.14(o)(i)
Taxes	3.14(o)(ii)
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)
Voting Agreement	Recitals
Willful Breach	8.3(jj)

viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 24, 2022, is made by and among MasTec, Inc., a Florida corporation (“Parent”), Indigo Acquisition I Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that the parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (d) subject to Section 5.4, resolved to recommend that the Company’s stockholders vote to adopt this Agreement;

WHEREAS, (a) the respective boards of directors of Parent and Merger Sub have each approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub, as applicable, and their respective stockholder(s) and (b) immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger as specified herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain holders of Shares (the “Supporting Stockholders”) are entering into a voting and support agreement with Parent (each, a “Voting Agreement”) pursuant to which, among other things, each of the Supporting Stockholders is agreeing, subject to the terms of the Voting Agreement, to vote all Shares owned by such Supporting Stockholder in favor of the approval and adoption of this Agreement and the other transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
THE MERGER

Section 1.1         The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 1.2         Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith; provided, further, that the Closing shall not occur sooner than 60 days after the date hereof. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3         Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make any and all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being the “Effective Time”).

Section 1.4         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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Section 1.5         Certificate of Incorporation; Bylaws. At the Effective Time, (a) by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law, subject to Section 5.13, and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Infrastructure and Energy Alternatives, Inc.”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms, the certification of incorporation of the Surviving Corporation and applicable Law, subject to Section 5.13.

Section 1.6         Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7         Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1         Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)        Each share of common stock, par value $0.0001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive (x) 0.0483 of a validly issued, fully paid and nonassessable share of Parent Common Stock, subject to Section 2.6 with respect to fractional shares (the “Stock Consideration”) and (y) $10.50 in cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”), without interest. As of the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest, and any dividends or other distributions payable pursuant to Section 2.3(k) and cash in lieu of any fractional shares payable pursuant to Section 2.6.

(b)        Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub, the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3

(c)        Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)        If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 2.2         Treatment of Options and Other Equity-Based Awards and Warrants.

(a)        At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 2018 Equity Incentive Plan or any other equity incentive plan or arrangement (the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time (i) an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (x) 75% of the excess of $14.00 over the exercise price per Share under such Company Stock Option and (y) the number of Shares subject to such Company Stock Option and (ii) a number of shares of Parent Common Stock equal to the product of (x) the product of (A) 25% of the excess of $14.00 over the exercise price per Share under such Company Stock Option and (B) the Parent Common Stock Conversion Ratio and (y) the number of Shares subject to such Company Stock Option (and cash in lieu of any fractional shares payable pursuant to Section 2.6); provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than $14.00, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof. “Parent Common Stock Conversion Ratio” means 0.0138.

(b)        At the Effective Time, each restricted stock unit award that vests solely based on the passage of time (each, a “Company RSU”) with respect to Shares granted under the Company Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company RSU as soon as practicable following the Effective Time (i) an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares subject to such Company RSU and (ii) a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares subject to such Company RSU (and cash in lieu of any fractional shares payable pursuant to Section 2.6).

4

(c)        At the Effective Time, each restricted stock unit award that vests in whole or in part based on the achievement of one or more performance goals (each, a “Company PSU”, together with Company Stock Options and Company RSUs, collectively, the “Company Equity Awards”) with respect to Shares granted under the Company Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company PSU as soon as practicable following the Effective Time (i) an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares subject to such Company PSU assuming the target level of performance is achieved and (ii) a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares subject to such Company PSU assuming the target level of performance is achieved (and cash in lieu of any fractional shares payable pursuant to Section 2.6).

(d)        Immediately prior to the Effective Time, each outstanding Anti-Dilution Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, be cancelled and the registered holder thereof shall be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares then issuable upon exercise of the Anti-Dilution Warrant and (ii) a number of shares of Parent Common Stock equal to product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares then issuable upon exercise of the Anti-Dilution Warrant (and cash in lieu of any fractional shares payable pursuant to Section 2.6), in each case, as if the registered holder had exercised the Anti-Dilution Warrant in full immediately prior to the Effective Time and acquired the applicable number of Shares then issuable thereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Anti-Dilution Warrant).

(e)        At the Effective Time, each Pre-Funded Warrant that is outstanding as of immediately prior to the Effective Time will be deemed exercised in full as a “cashless exercise” (as described in the Pre-Funded Warrant Agreement), in accordance with the terms of the Pre-Funded Warrant Agreement, and the holder thereof shall be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares then issuable upon exercise in full of the Pre-Funded Warrant as a “cashless exercise,” and (ii) a number of shares of Parent Common Stock equal to product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares then issuable upon exercise in full of the Pre-Funded Warrant as a “cashless exercise,” in each case, calculated in accordance with and subject to the terms and conditions of such Pre-Funded Warrant Agreement (and cash in lieu of any fractional shares payable pursuant to Section 2.6). Parent hereby assumes the obligation to deliver to each such holder the foregoing consideration.

(f)        At the Effective Time, each outstanding SPAC Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a SPAC Warrant in respect of Shares and shall become a SPAC Warrant exercisable for Merger Consideration. If a holder properly exercises a SPAC Warrant within 30 days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 8-K, the Warrant Price (as defined in the SPAC Warrant Agreement) with respect to such exercise shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (a) the Warrant Price in effect prior to such reduction minus (b) (i) the Per Share Consideration (as defined in the SPAC Warrant Agreement) minus (ii) the Black-Scholes Warrant Value (as defined in the SPAC Warrant Agreement).

5

(g)        Immediately prior to the Effective Time, each outstanding Series B Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, be cancelled and the registered holder thereof (regardless of any limitation or restriction on exercisability) shall be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares then issuable upon exercise of the Series B Warrant and (ii) a number of shares of Parent Common Stock equal to product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares then issuable upon exercise of the Series B Warrant, in each case as if the registered holder had exercised the Series B Warrant in full immediately prior to the Effective Time and acquired the applicable number of Shares then issuable thereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Series B Warrant) (and cash in lieu of any fractional shares payable pursuant to Section 2.6). Parent hereby assumes the obligation to deliver to each such holder the foregoing consideration.

(h)        The Surviving Corporation shall pay the holders of Company Stock Options, Company RSUs and Company PSUs the cash payments described in this Section 2.2 through the Surviving Corporation’s payroll system (or, for non-employees, directly to such individuals) promptly after the Effective Time, but in any event not later than the fifth Business Day after the Effective Time. Parent shall cause its transfer agent to issue to the holders of Company Stock Options, Company RSUs and Company PSUs the shares of Parent Common Stock described in this Section 2.2 promptly after the Effective Time, but in any event not later than the fifth Business Day after the Effective Time. Parent shall pay, or cause to be paid, the applicable consideration to each holder of the applicable Company Warrant in accordance with and subject to the terms and conditions of the applicable Company Warrant. Notwithstanding the foregoing, the Merger Consideration payable with respect to a Company RSU or Company PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(i)        Within five Business Days following the date hereof, the Company shall take all actions with respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to provide that: (i) the Company ESPP and all outstanding offering periods are terminated, effective immediately, (ii) none of the outstanding options granted under the Company ESPP shall be exercised and no Shares may be purchased under the Company ESPP, and (iii) all amounts then credited to participants’ accounts that have not been used to purchase Shares will be returned to the participants (without interest thereon, except as otherwise required under applicable Law) as soon as administratively practicable following such termination. No new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement.

6

(j)        Prior to the Effective Time, the Company shall adopt such resolutions as may be reasonably required to effectuate the provisions of this Section 2.2.

Section 2.3         Exchange and Payment.

(a)        Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as an exchange agent (the “Exchange Agent”) for the purpose of paying the Merger Consideration payable in respect of Shares converted into Merger Consideration pursuant to Section 2.1(a) and the Fractional Share Cash Consideration, in accordance with Section 2.6. Prior to or as of the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent (i) cash in an amount sufficient to make all payments of Cash Consideration in respect of Shares pursuant to Section 2.1(a), (ii) the aggregate Fractional Share Cash Consideration payable in the Merger to holders of Shares and (iii) evidence of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the Merger to holders of Shares (such cash and book-entry shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments in respect of Shares converted into Merger Consideration pursuant to Section 2.1(a), except as provided in this Agreement (including payment of the Fractional Share Cash Consideration). The Surviving Corporation shall pay all charges and expenses of the Exchange Agent incurred by it in connection with the exchange of Shares for the Merger Consideration.

(b)        Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a) and the Fractional Share Cash Consideration payable pursuant to Section 2.6. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled and the shares of Parent Common Stock issued in connection with the foregoing shall be in non-certificated book-entry form. Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of uncertificated Shares represented by book entry (“Book-Entry Shares”) customary instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a) and the Fractional Share Cash Consideration payable pursuant to Section 2.6. Upon receipt by the Exchange Agent of an “agent’s message” in customary form, and such other evidence of surrender, if any, as the Exchange Agent may reasonably request in respect of Book-Entry Shares, the holder thereof shall be entitled to receive in exchange therefore the Merger Consideration and the Fractional Share Cash Consideration payable pursuant to Section 2.6 with respect to each Share formerly represented by such Book-Entry Shares (subject to deduction for any required withholding Tax) and the shares of Parent Common Stock issued in connection with the foregoing shall be in non-certificated book-entry form. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

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(c)        If payment of the Merger Consideration or Fractional Share Cash Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d)        Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only cash in the amount equal to the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 2.1(a) and this Article II, book-entry shares representing the aggregate Stock Consideration that such holder has the right to receive pursuant to Section 2.1(a) and this Article II, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.6 and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.3(k) below, in each case, in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.

(e)        Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Exchange Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Cash Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Exchange Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f)        The Merger Consideration, the Fractional Share Cash Consideration and any dividends or other distributions payable pursuant to Section 2.3(k) paid upon the surrender of Certificates or Book Entry Shares in accordance with the terms of this Article II in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

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(g)        The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder (but subject to Section 2.4), Parent shall cause the Surviving Corporation to promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(h)        At any time following the date that is 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.3(k) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.6) payable upon due surrender of their Certificate or Book-Entry Shares. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of the Shares two years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(i)        If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, an indemnity by such Person for any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, the Fractional Share Cash Consideration and any dividends or other distributions payable with respect thereto pursuant to Section 2.3(k), payable in respect thereof pursuant to this Agreement.

(j)        Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

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(k)        No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.6, in each case until the holder of such Certificate or Book Entry Share shall have surrendered such Certificate or Book Entry Share in accordance with this Article II. Following the surrender of any Certificate or Book Entry Share, there shall be paid to the holder of the Certificate or Book Entry Share representing shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.6 and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.4         Withholding Rights. Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Shares, Company Stock Options, Company RSUs, Company PSUs, Company Warrants or otherwise pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.1(b)) that are held by any holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands.

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Section 2.6         Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares or any other provision of Article II, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would hold a fractional share of Parent Common Stock (or holder of other equity interests of the Company who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to the provisions of Article II) (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the last reported sale price of Parent Common Stock on the NYSE (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time, rounded to the nearest whole cent (the “Fractional Share Cash Consideration”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents publicly available at least two Business Days prior to the date of this Agreement (but excluding any disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of such disclosure) (provided, that notwithstanding the foregoing, Sections 3.2 (Capital Stock; Equity Awards; Warrants), 3.4 (No Conflict; Consents and Approvals), 3.9 (Litigation) and 3.22 (Affiliate Transactions), shall be deemed qualified only by Sections 3.2, 3.4, 3.9 and 3.22, respectively, of the Company Disclosure Letter and not by any other section of the Company Disclosure Letter or any SEC Document), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1         Organization, Standing and Power.

(a)        The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

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(b)        Each of the Company’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in each case of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(c)        The Company has previously delivered or otherwise made available to Parent true, complete and correct copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), and equivalent organizational documents of the Company’s significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act) and of each of the Company’s Subsidiaries that is not a wholly owned Subsidiary, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect. None of the Company’s Subsidiaries is in violation of its certificate of incorporation and bylaws, or equivalent organizational or governing documents, in each case, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2         Capital Stock; Equity Awards; Warrants.

(a)        The authorized capital stock of the Company consists of (a) 150,000,000 Shares and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of July 22, 2022 (the “Measurement Date”) (i) 48,594,834 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding, (iv) an aggregate of 2,192,120 Shares were subject to or otherwise deliverable in connection with outstanding Company RSUs and Company PSUs (at the target level of performance) or the exercise of outstanding Company Stock Options issued pursuant to the Company Equity Plans, (v) 5,308,677 warrants subject to the SPAC Warrant Agreement (the “SPAC Warrants”) were issued and outstanding exercisable for 2,654,339 Shares, in the aggregate, at an exercise price of $5.75 per half-Share, (vi) warrants to purchase no more than 813,288 Shares were issuable under the Equity Commitment Agreement and the Preferred Stock Exchange Agreement (the “Anti-Dilution Warrants”), (vii) 4,327,322 warrants subject to the Pre-Funded Warrant Agreement (the “Pre-Funded Warrants”) were issued and outstanding exercisable for 4,327,322 Shares, in the aggregate, at an exercise price of $0.0001 per Share and (viii) 92,359 warrants subject to the Series B Warrant Agreement (the “Series B Warrants”) were issued and outstanding exercisable for 92,359 Shares, in the aggregate, at an exercise price of $0.0001 per Share. From the Measurement Date to the date of this Agreement, the Company has not issued or granted any Shares, Company RSUs, Company PSUs, Company Stock Options or Company Warrants, other than Shares issued upon the exercise of Company Warrants or exercise or settlement of Company Equity Awards, in each case, outstanding as of the Measurement Date in accordance with their terms.

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(b)           As of the date of this Agreement, an aggregate of 895,557 Shares were reserved for issuance pursuant to the Company Equity Plans not yet granted under the Company Equity Plans (in each case, not including the Company ESPP). Section 3.2(b) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Equity Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of Shares subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; and (E) with respect to Company Stock Options, the date on which such Company Stock Option expires.

(c)           All Shares subject to issuance under the Company Equity Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable. Except for the Company Equity Plans and as set forth in Section 3.2(b) of the Company Disclosure Letter, there are no Contracts to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). The Company has previously delivered or otherwise made available to Parent a true, complete and correct copies of a form of: SPAC Warrant Agreement, Series B Warrant Agreement, the Pre-Funded Warrant Agreement and the other Contracts to which the Company or any of its Subsidiaries is party with respect to the Company Warrants, in each case as amended to the date of this Agreement.

(d)           Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options or Company Warrants outstanding on such date, as of the date of this Agreement, (A) there are not outstanding, authorized, issued, or reserved for issuance any (1) shares of capital stock or other voting securities of the Company, (2) securities or interests of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, sell or transfer, any capital stock, voting securities or securities or interests convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no other outstanding or authorized options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party or is bound and (C) there are no outstanding or authorized restricted shares, restricted stock units, performance shares, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities of the Company to which the Company or any of its Subsidiaries is a party or is bound. All outstanding Shares, all outstanding Company Equity Awards, all outstanding Company Warrants, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

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(e)           The Company and its Subsidiaries have no authorized or outstanding Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, or outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities, securities or interests convertible into or exchangeable for capital stock or voting securities of the Company.

(f)            Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares or other equity interests are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, other than encumbrances under applicable securities Laws, “Liens”) of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.2(f) of the Company Disclosure Letter sets forth a true, complete and correct list of each Subsidiary of the Company and its jurisdiction of incorporation or organization. As of the date of this Agreement, (A) there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, other equity interests, voting securities or interests of any Subsidiary of the Company or (2) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, sell or transfer, any capital stock, other equity interests, voting securities, securities or interests convertible into or exchangeable for capital stock, other equity interests, voting securities or interests of any Subsidiary of the Company, (B) there are no other outstanding or authorized options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party or is bound, and (C) there are no outstanding or authorized restricted shares, restricted stock units, performance shares, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities or interest of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party or is bound.

Section 3.3            Authority.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

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(b)           The Company Board, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and therein, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting and (iv) subject to Section 5.4, has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”).

(c)           The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 3.4             No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all notices and filings described in such clauses have been made, conflict with or violate any law (including common law), statute, rule, regulation, code, ordinance, treaty, order, judgment, decree or other requirement of any Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under or the imposition of any additional payment or other liability under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, arrangement, commitment, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

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(b)           The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, the Securities Act of 1933, as amended (the “Securities Act”) and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (iii) such filings as necessary to comply with the applicable requirements of The Nasdaq Stock Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

Section 3.5             SEC Reports; Financial Statements.

(a)           The Company has timely filed, furnished or otherwise transmitted all registration statements, prospectuses, forms, schedules, reports, statements, certifications and other documents (including all exhibits, schedules, amendments and supplements thereto and all other information incorporated by reference) required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2020 (all such registration statements, prospectuses, forms, schedules, reports, statements, certifications and other documents filed since January 1, 2020, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

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(b)           The consolidated financial statements of the Company (including any related notes and schedules thereto) included in or incorporated by reference into the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or by other rules and regulations of the SEC); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such filings. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2020, neither the Company, nor to the knowledge of the Company, any of the Company’s auditors and the audit committee of the Company Board has identified or been made aware of (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of the Company’s financial statements or internal control over financial reporting.

(d)           Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any Contract to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

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Section 3.6            No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, matured, unmatured, determined, determinable or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP (or the notes thereto), except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of March 31, 2022 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since April 1, 2022, (c) which have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7            Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the Merger (as amended or supplemented from time to time (the “Form S-4”)) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date the Proxy Statement is first mailed to the Company stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, the Company make no representation or warranty with respect to any information supplied by the Parent, Merger Sub or any of their Representatives.

Section 3.8             Absence of Certain Changes or Events. (a) Since January 1, 2022 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects (other than to comply with any Public Health Measures), (b) from January 1, 2022 through the date hereof, there has not been any event, change, occurrence or effect that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had or would reasonably be expected to have a Material Adverse Effect and (c) without limiting the generality of clause (a), except as set forth on Section 3.8(c) of the Company Disclosure Letter, since January 1, 2022 through the date hereof, neither the Company nor any of its Subsidiaries has taken or failed to take any action that, if taken or failed to be taken after the date hereof, would require consent of Parent pursuant to Section 5.1(b)(i), (ii), (iv), (v), (vii), (xii), or (xiv).

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Section 3.9             Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as of the date hereof materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation by or before any Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgment, order, injunction, rule, decision, award or decree of any Governmental Entity.

Section 3.10           Compliance with Laws. Except with respect to ERISA, Environmental Matters and Taxes (which are the subject of Sections 3.11, 3.13 and 3.14, respectively), the Company and each of its Subsidiaries are, and have been since January 1, 2020, in compliance with all Laws applicable to them or by which any of their respective businesses or properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby. Since January 1, 2020, no Governmental Entity has issued any notice or notification to the Company or any of its Subsidiaries stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except with respect to Permits required pursuant to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, registrations, qualifications, certificates, consents, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, and there has occurred no default or non-compliance under any Permits by the Company or any of its Subsidiaries, in each case except where the failure to be in full force and effect and to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11           Benefit Plans.

(a)           Section 3.11(a) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of each material Company Plan. “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and each stock purchase, equity or equity-based compensation, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future material liability. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof (or to the extent that no such copy exists, a written description thereof) and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) attorney’s response to an auditor’s request for information and (E) all material correspondence regarding the Company Plan with any Governmental Entity.

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(b)           With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11(b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)            each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii)           each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii)          there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv)          each agreement, arrangement, contract or plan, whether or not a Company Plan, that constitutes in any part of a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required; and

(v)           the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

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(c)           No Company Plan is and neither the Company, its Subsidiaries nor any Person organized under the laws of the United States or operating therein that is or would be aggregated and treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m), or (o) of the Code has, in the past 6 years, maintained, established, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV of ERISA or subject to Section 302 or 412 of the Code or (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA) (“Multiemployer Plan”). With respect to each Multiemployer Plan, (i) no unsatisfied withdrawal liability within the meaning of Title IV of ERISA has ever been incurred by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received notice that any such Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), (ii) to the knowledge of the Company, no such plan has been terminated or is insolvent (within the meaning of Section 4245 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability (contingent or otherwise) to the Company or any of its Subsidiaries, (iii) to the knowledge of the Company, no such plan has incurred a minimum funding deficiency or received or applied for a waiver of the minimum funding standards under Section 412 of the Code and (iv) to the knowledge of the Company, no Multiemployer Plan is in critical or endangered status or the subject of any rehabilitation plan.

(d)           No Company Plan provides for any post-employment or postretirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(e)           None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, and no such payment will be nondeductible to the Company pursuant to Section 280G of the Code.

(f)           The Company has no obligation to indemnify, gross up or otherwise reimburse any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code, or any interest or penalty related thereto.

Section 3.12           Labor Matters.

(a)           Except as set forth on Section 3.12 of the Company Disclosure Letter, the Company is not a party to or otherwise bound by any collective bargaining agreement, Contract or other labor-related agreement, arrangement or understanding with a labor or trade union, or labor organization or works council (each, a “Labor Agreement”), nor is any such Labor Agreement presently being negotiated, nor are there any employees of the Company or any of its Subsidiaries represented by a labor or trade union, employee representative body, labor organization or works council. The Company has made available to Parent a true, complete and correct copy of each Labor Agreement and all material amendments thereto. There are no organizing activities, representation campaigns, certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened by or with respect to any of the employees of the Company or any of its Subsidiaries. Since January 1, 2019, there has not been any, and there are no pending or, to the knowledge of the Company, threatened strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or its Subsidiaries.

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(b)           The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with the terms of the Company Plans, any applicable Labor Agreement and all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where failure to comply has not been, and would not reasonably be expected to be, individually or in the aggregate, have a Material Adverse Effect.

(c)           There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law with respect to the Company or any of its Subsidiaries during the three-year period ending on the date hereof for which there is any unsatisfied liability.

(d)           During the past three years, to the knowledge of the Company, no claims of sexual harassment or sexual misconduct have been brought against any executive officer or director of the Company or any executive or management employee of the Company or any of its Subsidiaries at the level of Vice President or above.

Section 3.13           Environmental Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are and since January 1, 2020 have been, in compliance with all applicable Environmental Laws, and possess and are, and since January 1, 2020, have been in compliance with all applicable Environmental Permits required under such Environmental Laws to operate their respective businesses and properties; (ii) (A) there are no Materials of Environmental Concern at any property (including structures or facilities located thereon) owned, leased or operated by the Company or any of its Subsidiaries, (B) there have been no Releases of Materials of Environmental Concerns at, on, about, under or migrating from any property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, except in each case of (A) and (B) under circumstances that are not reasonably likely to result in liability or obligation of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise with no outstanding liability or obligation; (iv) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing (v) neither the Company nor any Subsidiary is subject to any outstanding order, writ, judgment, award, injunction or decree of any Governmental Entity relating to any Environmental Law; (vi) neither the Company nor any of its Subsidiaries has assumed or retained, by contract (including any fixed price contract relating to environmental remediation services) or operation of Law, any obligation under any Environmental Law or concerning any Materials of Environmental Concern that could reasonably be expected to result in liability or any other obligation to the Company or any of its Subsidiaries under any applicable Environmental Law; and (vii) to the knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (A) that may interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws or Environmental Permits, or (B) that may give rise to any liability or other obligation of the Company or any of its Subsidiaries under any Environmental Laws.

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(b)           Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c)           For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)            “Environmental Laws” means all foreign, federal, state, or local Laws protecting the environment (including ambient air, soil, sediment, surface water or groundwater) or human health and safety (to the extent relating to Materials of Environmental Concern) or otherwise relating to pollution, contamination, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, Release or threatened Release of Materials of Environmental Concern, in effect as of the date of this Agreement.

(ii)            “Environmental Permits” means all permits, licenses, registrations, certifications, waivers, and other authorizations required under applicable Environmental Laws.

(iii)            “Materials of Environmental Concern” means (i) any hazardous, acutely hazardous, or toxic substance or waste defined, listed or otherwise regulated under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, or the Federal Insecticide, Fungicide, and Rodenticide Act, or comparable state laws or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, per- and polyfluoroalkyl substances and other emerging contaminants, radioactive material, toxic molds, or radon.

(iv)            “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposal, dumping, dispersing, leaching or migrating in, into, onto or through the indoor or outdoor environment.

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Section 3.14          Taxes. Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            (i) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true, complete and correct, and (ii) the Company and any of its Subsidiaries have complied in all respects with applicable Laws relating to the withholding of Taxes (including any information reporting requirements);

(b)           the Company and its Subsidiaries have paid (or have had paid on their behalf) all income Taxes and all other material Taxes due and payable (whether or not shown on any Tax Return);

(c)           no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent;

(d)           (i) as of the date of this Agreement, there are no deficiencies, claims, audits, examinations, investigations or other proceedings now ongoing or pending, or to the knowledge of the Company, proposed, asserted, assessed or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations applicable to any Tax Return nor is the Company or any of its Subsidiaries currently the beneficiary of any extension of time within which to file any Tax Return;

(e)           neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code;

(f)            neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, by contract or otherwise, or is party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than (A) any commercial agreement not primarily related to Taxes or (B) any agreement the only parties to which are the Company and/or its Subsidiaries);

(g)            neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b) (and any comparable provision of state, local or foreign Law (including European Council Directive 2011/16 (“DAC 6”) and domestic implementation of DAC 6));

(h)           neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) required as a result of a change in method of accounting made prior to the Closing, (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (C) installment sale or open transaction disposition made prior to the Closing, (D) prepaid or deposit amount received, or deferred revenue accrued, prior to the Closing, (E) “deferred gain” with respect to an “intercompany transaction” (effected prior to the Closing) described in Section 1502 of the Code, or (F) the application of Section 1400Z-2 or Section 965 of the Code;

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(i)            neither the Company nor any of its Subsidiaries has (A) any “applicable employment taxes,” the payment of which has been deferred pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, (B) received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (FFCRA) or Section 2301 of the CARES Act, or (C) otherwise availed itself of any COVID-19 relief measures that would reasonably be expected to impact the Tax payment and/or reporting obligations of the Company or its Subsidiaries after the Closing;

(j)            the Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code;

(k)            the Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations (including, for the avoidance of doubt, Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provision of state, local or non-U.S. Law, as applicable)) including (A) the execution and maintenance of any required contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each of its Subsidiaries and (B) conducting related-party transactions at arm’s length;

(l)            neither the Company nor any of its Subsidiaries has a permanent establishment, fixed place of business or other Taxable nexus in a jurisdiction other than the jurisdiction in which it is a Tax resident;

(m)           none of the Company’s Subsidiaries is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code; and

(n)           Section 3.14(n) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of each of the Company’s Subsidiaries

(o)           As used in this Agreement:

(i)            “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, any documents and elections with respect to tax matters, and information returns, or similar filing (including any attachments to such filing), required to be filed relating to Taxes, including any amended tax return (or similar filing).

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(ii)            “Taxes” means (A) federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, whether the Company or any of its Subsidiaries has filed or not filed a Tax Return in such jurisdiction and whether disputed or not, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, escheat, unclaimed property, payroll, employment, unemployment, social security, workers’ compensation or net worth, customs, duties, tariffs, assessments, levies, fines, and taxes in the nature of excise, withholding, ad valorem or value added and (B) liability for amounts described in clause (A) pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of Law, as transferee or successor, or by contract, as well as all interest, penalties and additions imposed with respect to such foregoing amounts.

Notwithstanding any other provisions of this Agreement to the contrary, the representations made in Section 3.11 and this Section 3.14 are the sole and exclusive representations and warranties of the Company in this Agreement with respect to Taxes.

Section 3.15           Contracts.

(a)            Except for this Agreement and except as listed in Section 3.15(a) of the Company Disclosure Letter (including for each disclosure, reference to the applicable subsection of this Section 3.15(a)), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any of the following categories of Contracts (it being understood that and any Contract or group of related Contracts with the same party or group of affiliated parties shall be treated as a single Contract in determining the dollar value of such Contract(s) in relation to any dollar thresholds below) (each such Contract, a “Material Contract”):

(i)            any “material contract” (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) whether or not filed by the Company with the SEC (except for a Company Plan listed in Section 3.11(a) of the Company Disclosure Letter);

(ii)           any Contract that (a) restricts in any material respect the ability of the Company or any of its Subsidiaries to freely engage in or compete in any line of its business with any Person or anywhere in the world or during any period of time, (b) grants or obligates the Company or any of its Subsidiaries to grant any “most favored nations” pricing provision or similar rights, and/or (c) restricts in any material respect the ability of the Company or any of its Subsidiaries to engage suppliers, customers or other Persons with which the Company and its Subsidiaries may do business (other than restrictions on the solicitation or hiring of employees or consultants entered into in the ordinary course of business in all material respects), including “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party;

(iii)          any Contract with any third party providing for the purchase of materials, supplies, goods, services, equipment or other assets (or for the licensing of or grant of rights in or to use Intellectual Property of the Company or any of its Subsidiaries) from the Company or any of its Subsidiaries and that (a) generated revenue from such third party in excess of $60,000,000 in the aggregate for the Company or any of its Subsidiaries during the year ending December 31, 2021 or (b) is expected to generate revenue from such third party in excess of $60,000,000 in any 12-month period;

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(iv)          any Contract with any third party providing for the purchase of materials, supplies, goods, services, equipment or other assets (or for the licensing of or grant of rights in or to use Intellectual Property of any third party, other than licenses of commercially available, off-the-shelf software and other licenses entered into in the ordinary course of business) for which payments by the Company and its Subsidiaries is in excess of $25,000,000 (a) were made during the year ending December 31, 2021, or (b) are expected to be made during any 12-month period;

(v)           any Contract that provides for payments to or from the Company and its Subsidiaries in excess of $25,000,000 in the aggregate over the remaining term of such Contract (other than Contracts subject to clauses (iii), (iv) and (vi) hereof);

(vi)          any Contract under which the Company or any of its Subsidiaries is or may be liable for any Indebtedness in excess of $5,000,000;

(vii)          any Contract with respect to the creation, formation, governance or control of any partnerships, joint ventures or joint ownership arrangements with third parties;

(viii)        any Contract that (A) relates to the acquisition (whether by merger, sale of equity interests, sale of assets, capital contribution or otherwise) by the Company or any of its Subsidiaries of any corporation, partnership or other business, organization or division thereof after the date of this Agreement for total potential consideration (including “earnouts” and other contingent or deferred consideration) of more than $25,000,000 in the aggregate, (B) relates to the disposition (whether by merger, sale of equity interests, sale of assets, capital contribution or otherwise) by the Company or any of its Subsidiaries of any corporation, partnership or other business, organization or division thereof after the date of this Agreement, for potential consideration of more than $5,000,000 or (C) contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to acquire or dispose of, as applicable, any of the foregoing;

(ix)           any Contract that relates to the sale, transfer or other disposition of a business or assets by the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary has any continuing indemnification, guarantee, or other contingent, deferred or fixed payment obligations that would reasonably be expected to result in aggregate payments in excess of $5,000,000;

(x)            any Contract with a term exceeding one year after the date of this Agreement which is a financial derivative interest rate hedge with a value in excess of $5,000,000;

(xi)           any Contracts that are outstanding (A) bid bonds, payment bonds, performance bonds, Tax bonds, licensing bonds, reclamation bonds, Surety Bonds or any similar undertaking or financial security arrangements or (B) indemnity or underwriting agreements or other Contracts with a surety, in each case in excess of $25,000,000;

(xii)          any Contracts that are Contracts for the employment or engagement of any individual on a full-time, part-time or consulting basis and provide for annual compensation in excess of $250,000 per year except for any such Contract that may be cancelled without penalty or termination payments by the Company or any of its Subsidiaries upon notice of 30 days or less;

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(xiii)         any Contracts that are conciliation, settlement or similar agreements pursuant to which the Company or any of its Subsidiaries will be required to (x) make payments in excess of $1,000,000 individually or $5,000,000 in aggregate or (y) satisfy any material non-monetary obligation;

(xiv)            any Contracts that are with any Affiliates of the Company or any of its Subsidiaries (other than any contract, agreement or instrument between the Company or any of its wholly owned Subsidiaries and the Company or another of its wholly owned Subsidiaries) (other than Contracts subject to clause (xiv) hereof); or

(xv)         any Contract to enter into any of the foregoing.

(b)            True, correct and complete copies of the Material Contracts to which the Company or any of its Subsidiaries is a party as amended through the date hereof have been made available to Parent. Other than such Material Contracts as have expired in accordance with their respective terms and with respect to which neither the Company nor any of its Subsidiaries has any material liability or obligation, each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto. None of the Material Contracts has been canceled or otherwise terminated (other than such Material Contracts as have expired in accordance with their respective terms) and neither the Company nor any of its Subsidiaries has received any written notice from any Person regarding any such cancellation or termination or any material default or, to the knowledge of the Company, is aware of any facts as of the date hereof that are reasonably likely to lead to such cancellation or termination or material default, in each case with respect to a Material Contract.

Section 3.16           Customers and Suppliers.   Section 3.16 of the Company Disclosure Letter (including for each disclosure, reference to the applicable subsection of this Section 3.16) sets forth a complete and accurate list of (a) the top 10 customers of the Company and its Subsidiaries, based on the dollar amount of consolidated revenues earned by the Company and its Subsidiaries (i) for the 12 calendar months ended December 31, 2021 and (ii) for the five months ended May 31, 2022 (collectively, the “Material Customers”), and (b) the top 10 suppliers of materials, products or services to the Company and its Subsidiaries, based on aggregate total purchases by the Company and its Subsidiaries for (i) the 12 calendar months ended December 31, 2021 and (ii) for the five months ended May 31, 2022 (collectively, the “Material Suppliers”). As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, any other indication, from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate, modify or not renew existing Contracts or stop or materially decrease or alter (including any reduction in the rate or amount of sales or purchases, change in the prices charged or paid, delay of deliveries, delay or extension of the commencement, completion or rate of work on any project or component thereof or material change to the supply or credit terms ) its business with the Company or its Subsidiaries, except as has would not reasonably be expected to be material to the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate, modify or not renew existing Contracts with the Company or its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.17          Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law,(b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) since the most recent renewal date, as of the date hereof, the Company has not received any written notice threatening termination of, or premium increases with respect to, or material alteration of coverage under, any such policies, other than premium increases or alterations of coverage occurring in the ordinary course during the renewal process for any such policies.

Section 3.18           Properties.

(a)            Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests to all properties necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property.

(b)           Section 3.18(b) of the Company Disclosure Letter contains a true, complete and correct list by address of each real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Estate”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) other than to Parent, has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

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(c)           Section 3.18(c) of the Company Disclosure Letter contains a true, complete and correct list of all leases for each real property leased by the Company or any of its Subsidiaries as of the date hereof for which the annual rental exceeds $10,000,000. The Company has delivered to Parent a true, complete and correct copy of each such lease. Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each of the leases for leased real property: (i) such lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the lease, is in breach or default under such lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such lease; and (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the leased real property under such lease has not been disturbed, and to the knowledge of the Company, there are no disputes with respect to such lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such leased real property or any portion thereof. No representation is made under this Section 3.18 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.19.

Section 3.19           Intellectual Property.

(a)           Section 3.19(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Registered IP is owned by the Company or one its Subsidiaries free and clear of all Liens. All Company Registered IP is valid, subsisting and, to the knowledge of the Company, enforceable. All Company Registered IP renewal fees and other maintenance fees required to be paid on or prior to the effective date of this Agreement have been timely paid. Neither the Company nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own and possess all right, title and interest in and to, or have the right to use, all Intellectual Property rights necessary for the operation of the business of the Company and its Subsidiaries as presently conducted. The consummation of the transactions contemplated by this Agreement will not alter or impair in any material respect the Company and its Subsidiaries’ right in or to any Intellectual Property rights used by the Company and its Subsidiaries.

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(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps necessary to maintain (i) the secrecy and confidentiality of (A) all trade secrets owned by the Company or any of its Subsidiaries, (B) information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks, and (ii) ownership of all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. Except as would not be material to the Company, to the knowledge of the Company, no present or former employee, officer, director, agent, outside contractor or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon or misappropriating any Intellectual Property of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received in the year prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(e)           The Company IT Assets (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries, (ii) are free from material bugs, errors or other defects, (iii) have not materially malfunctioned, crashed, failed, experienced continued substandard performance or other adverse events within the past three years, and (iv) do not contain any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Company IT Asset, or any spyware or adware. The Company and its Subsidiaries have implemented commercially reasonable anti-malware, backup, security, business continuity, and disaster recovery measures and technology.

(f)            The Company and its Subsidiaries comply, and have in the past three years complied, in all material respects with (i) its internal privacy and data security policies, (ii) all applicable rules of self-regulatory organizations and codes of conduct, including the Payment Card Industry Data Security Standard (PCI DSS), (iii) all Privacy Laws, and (iv) all contractual obligations concerning information security and data privacy (including the processing of Personal Information) (collectively, the “Data Privacy/Security Requirements”). To the knowledge of the Company, all vendors, processors, subcontractors and other Persons acting for or on behalf of the Company in connection with the processing of Personal Information or that otherwise have been authorized to have access to the Company IT Assets or the Personal Information in the possession or control of the Company and its Subsidiaries comply, and have in the past three years complied, with the Data Privacy/Security Requirements in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the negotiation nor consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirement. There are no, and have not been in the last three years, any Actions pending or threatened against the Company or any of its Subsidiaries concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof.

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(g)           The Company and its Subsidiaries have implemented and maintain a commercially reasonable information security plan (“Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the availability, integrity and security of the Company IT Assets and the information and data stored therein (including Personal Information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms, and at all times has conformed, in all material respects to the Data Privacy/Security Requirements and any public statements made by the Company or any of its Subsidiaries regarding the Security Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the past three years, (i) there has been no loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Personal Information maintained by or on behalf of the Company or any of its Subsidiaries (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company or any of its Subsidiaries to individuals and/or Governmental Entity is required under Data Privacy/Security Requirements), and (ii) there have been no breaches or unauthorized intrusions of the security of any Company IT Asset.

Section 3.20           Certain Payments; International Trade(h)      .

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any agent or other person acting on its behalf, has provided, offered, gifted or promised, directly or indirectly through another Person, anything of value to any Government Official in violation of any Law for the purpose of (a) unlawfully influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or any of its Subsidiaries or (b) inducing such Government Official to use his or her influence in an unlawful manner to affect or influence any act or decision of any Governmental Entity. “Government Official” means any person employed by or that is an agent of any Governmental Entity or any political party or that is a candidate for Governmental Entity office, or the family member or close affiliate of any of these.

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(b)           None of the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, officers, representatives, agents or employees) since January 1, 2019 (i) was a Sanctioned Person, (ii) was organized or ordinarily resident in a Covered Country, (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Covered Country, to the extent such activities violate applicable International Trade Laws and Regulations, or (iv) was otherwise in violation of applicable International Trade Laws and Regulations.

(c)           For purposes of this Agreement:

(i)            “Covered Countries” means countries or regions that is or since January 1, 2019 has been, subject to comprehensive sanctions under International Trade Laws and Regulations (as of the date hereof, Cuba, Iran, Sudan, Syria, the Democratic People’s Republic of Korea (North Korea) and the Crimea region of Ukraine).

(ii)            “International Trade Laws and Regulations” means (A) any U.S. sanctions laws or regulations administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), and (B) any other economic, military or other sanctions or trade controls, including any import or export control laws or regulations, of any Governmental Entity of the United States, the European Union or any member state of the European Union.

(iii)            “Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under International Trade Laws and Regulations, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Covered Country.

Section 3.21           State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in 4.9, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any Laws applicable to the Company apply to this Agreement, the Merger, or any of the other transactions contemplated hereby.

Section 3.22           Affiliate Transactions. Except (i) as set forth on Section 3.22 of the Company Disclosure Letter or (ii) for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company or any Supporting Stockholder or any of its or his Affiliates (other than portfolio companies) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 3.23           Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.24           Opinion of Financial Advisor. Lazard Frères & Co. LLC has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to holders of Shares (other than Shares held by holders who are entitled to and properly demand an appraisal of their Shares, Shares held in the treasury of the Company or owned by any direct or indirect wholly-owned Subsidiary of the Company, Parent or any direct or indirect wholly-owned Subsidiary of Parent and Shares held by the Supporting Stockholders, in each case at the Effective Time) in the Merger is fair, from a financial point of view, to such holders and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.25           Surety Bonds. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, between January 1, 2020 and the date hereof, each of the Company and its Subsidiaries has posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds, surety bonds and all such similar undertakings (collectively, “Surety Bonds” ) required to be posted in connection with its operations. Section 3.25 of the Company Disclosure Letter contains a true and complete list of all Surety Bonds posted as of June 30, 2022 by or on behalf of each of the Company and its Subsidiaries in connection with its operations including the name of each surety and the bond amount. Each of the Company and its Subsidiaries is in compliance in all material respects with the Surety Bonds.

Section 3.26           No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except with respect to the representations and warranties contained in this Article III or in any certificate delivered in connection with this Agreement, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents publicly available at least two Business Days prior to the date of this Agreement (but excluding any disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1             Organization, Standing and Power.

(a)           Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b)           Parent has previously furnished to the Company a true, complete and correct copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.2             Capital Stock; Equity Awards.

(a)           The authorized capital stock of Parent consists of (a) 145,000,000 shares of Parent Common Stock and (b) 5,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). As of July 21, 2022 (the “Parent Measurement Date”), (i) 95,473,655 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) 19,933,055 shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were outstanding, (iv) an aggregate of 1,671,222 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding Parent Equity Awards. From the Parent Measurement Date to the date of this Agreement, Parent has not issued or granted any shares of Parent Common Stock or Parent Equity Awards, other than shares of Parent Common Stock issued upon the exercise or settlement of Parent Equity Awards, in each case, outstanding as of the Parent Measurement Date in accordance with their terms.

(b)           Except as set forth above and except for changes since the Parent Measurement Date resulting from the exercise of Parent Equity Awards outstanding on such date and outstanding stock options for the purchase of Parent Common Stock granted under the MasTec, Inc. Amended and Restated Bargaining Units ESPP and the MasTec, Inc. Amended and Restated 2011 Employee Stock Purchase Plan, as of the date of this Agreement, (A) there are not outstanding, authorized, issued, or reserved for issuance any (1) shares of capital stock or other voting securities of Parent, (2) securities or interests of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent or (3) options, warrants or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, sell or transfer, any capital stock, voting securities or securities or interests convertible into or exchangeable for capital stock or voting securities of Parent, (B) there are no other outstanding or authorized options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent to which Parent or any of its Subsidiaries is a party or is bound and (C) there are no outstanding or authorized restricted shares, restricted stock units, performance shares, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities of Parent to which Parent or any of its Subsidiaries is a party or is bound.

Section 4.3             Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Board of Directors of Parent duly, validly and unanimously adopted resolutions approving this Agreement, the Merger, the other transactions contemplated by this Agreement and the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

Section 4.4             No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of Nasdaq or NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5             SEC Reports; Financial Statements.

(a)           Parent has timely filed, furnished or otherwise transmitted all registration statements, prospectuses, forms, schedules, reports, statements, certifications and other documents (including all exhibits, schedules, amendments and supplements thereto and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2020 (all such registration statements, prospectuses, forms, schedules, reports, statements, certifications and other documents filed since January 1, 2020, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b)           The consolidated financial statements of Parent (including any related notes and schedules thereto) included in or incorporated by reference into the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or by other rules and regulations of the SEC); and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)           Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported on a timely basis to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such filings. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2020, neither Parent, nor to the knowledge of Parent, any of Parent’s auditors and the audit committee of the Parent board of directors has identified or been made aware of (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the preparation of Parent’s financial statements or internal control over financial reporting.

(d)           Except as described in the Parent SEC Documents filed as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to, or has any Contract to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 4.6             No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, matured, unmatured, determined, determinable or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP (or the notes thereto), except for liabilities and obligations (a) reflected or reserved against in Parent’s consolidated balance sheet as of March 31, 2022 (or the notes thereto) included in the Parent SEC Documents, (b) incurred in the ordinary course of business since April 1, 2022, (c) which have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7            Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement (or any amendment or supplement thereto) will, on the date the Proxy Statement is first mailed to the Company stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives.

Section 4.8             Absence of Certain Changes or Events. (a) Since January 1, 2022 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business in all material respects (other than to comply with any Public Health Measures), (b) from January 1, 2022 through the date hereof, there has not been any event, change, occurrence or effect that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9             Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or as of the date hereof materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.10           Compliance with Laws. Parent and each of its Subsidiaries are, and have been since January 1, 2020, in compliance with all Laws applicable to them or by which any of their respective businesses or properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby. Since January 1, 2020 no Governmental Entity has issued any notice or notification to Parent or any of its Subsidiaries stating that Parent or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All Permits are in full force and effect, and there has occurred no default or non-compliance under any Permits by Parent or any of its Subsidiaries, in each case except where the failure to be in full force and effect and to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11           Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.12           Financing.

(a)           As of the date hereof, Parent has delivered to the Company true, complete and correct copies of the executed commitment letter (the “Debt Commitment Letter”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (such financing, together with, at the option of Parent, any related term loan or bond takeout financing, the “Debt Financing”). As of the date hereof, neither Parent, Merger Sub nor any of their Affiliates has entered into any Contract, side letter or other arrangement relating to funding of the Debt Financing, other than customary fee letters and engagement letters, a complete copy of each of which has been provided to the Company, with only the market flex fee amounts, certain other economic terms and other customary provisions (none of which would adversely affect the conditions, amount or availability of the Debt Financing) redacted, relating to the Debt Financing between Parent or Merger Sub or an Affiliate thereof, on the one hand, and the providers of the Debt Financing, on the other hand. As of the date hereof, the Debt Commitment Letter has not been amended or modified, no such amendment or modification that would be prohibited by Section 5.11(a)(i) is contemplated by Parent, and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded.

(b)           As of the date hereof, the Debt Commitment Letter is in full force and effect against Parent and represents a valid, binding and enforceable obligation of Parent and, to Parent’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter as of the date hereof and except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent, Merger Sub, to Parent’s knowledge, or any other party thereto under the Debt Commitment Letter. Parent has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date hereof, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any material term of the Debt Commitment Letter. As of the date hereof, Parent has no reason to believe that (i) any conditions precedent set forth in the Debt Commitment Letter will not be satisfied or (ii) the Debt Financing will not be made available to Parent or Merger Sub on the Closing Date.

(c)           Assuming (x) the accuracy in all material respects of the representations and warranties set forth in Article III and (y) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, the net proceeds contemplated from the Debt Financing, when funded in accordance with the Debt Commitment Letter, when added together with the cash of Parent and any other readily available funds, will result in Parent having at the Closing access to sufficient immediately available funds to permit Parent to consummate the Merger and the transactions contemplated by this Agreement, and to pay all related fees and expenses. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub acknowledge and agree that their obligations to consummate the Merger and the transactions contemplated hereby are not contingent upon their ability to obtain any debt or equity financing, including pursuant to the Debt Commitment Letter.

Section 4.13           Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred within 24 hours of execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.14           Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.15           Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.16           No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.17           No Reliance. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of the Company or any of its Subsidiaries, except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Article V
COVENANTS

Section 5.1             Conduct of Business of the Company.

(a)           The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law (including any Public Health Measures) or as otherwise taken in good faith by the Company or any of its Subsidiaries in response to COVID-19 or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (w) conduct their respective business in the ordinary course of business in all material respects and (x) use reasonable best efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships with Material Customers and Material Suppliers and comply in all material respects with all applicable Laws.

(b)           Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (w) as expressly required by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law (including any Public Health Measures) or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and the Company shall cause each of its Subsidiaries not to:

(i)             amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments (other than amendments to the governing documents of any wholly-owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement);

(ii)            amend or otherwise change or grant any waiver under the SPAC Warrant Agreement, the Series B Warrant Agreement, the Pre-Funded Warrant Agreement or any other Contracts to which the Company or any of its Subsidiaries is a party with respect to the Company Warrants;

(iii)           issue, deliver, sell, pledge, dispose of or encumber any shares of the Company’s or any of its Subsidiaries’ capital stock or securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interests or other convertible securities of the Company or any of its Subsidiaries or any other securities in respect of, in lieu of, or in substitution for the Company’s or any of its Subsidiaries’ capital stock, or grant to any Person any right to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock, except (A) pursuant to the exercise of Company Stock Options or Company Warrants or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments as in effect as of the date hereof, (B) the issuances in accordance with the terms of the Equity Commitment Agreements and the Preferred Stock Exchange Agreement in effect as of the date hereof of Anti-Dilution Warrants to purchase no more than 813,288 Shares and (C) transactions solely between the Company and a wholly-owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;

(iv)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock (except for any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or to other wholly-owned Subsidiaries of the Company);

(v)            adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its non wholly-owned Subsidiaries (except for cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or Company Warrants or settlement of Company RSUs and Company PSUs outstanding as of the date hereof and, in each case, in accordance with the terms of such instruments as in effect as of the date hereof (as applicable)), or reclassify, combine, split, subdivide or otherwise amend the terms of their respective capital stock;

(vi)           (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $10,000,000 individually or $25,000,000 in the aggregate, other than purchases of supplies and other assets in the ordinary course of business or as required pursuant to commitments under existing Contracts or after written notice (including email) to Parent, purchases of assets necessary to be purchased to address an operational emergency during the two-day period after the commencement of such emergency; or (B) sell, license, lease or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than the sale of inventory and other assets, and the grant of non-exclusive licenses, in the ordinary course of business);

(vii)          adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(viii)         except as set forth on Section 5.1(b)(viii) of the Company Disclosure Letter, enter into, materially amend or modify or terminate (other than terminations without material penalty or loss of material benefit to the Company), or grant any material consent, or waive any material right under, (A) any Material Contract, any other Contract that, if in effect as of the date hereof, would constitute a Material Contract or any material Contract with a Material Customer, in each case (except with respect to any Contract of the type described in clauses (ii) or (viii) of Section 3.15(a)) other than in the ordinary course of business (including ordinary course change orders), (B) any Contract that would require approval of the BRC pursuant to the terms of the BRC Charter in effect as of the date hereof, (C) any customer Contract relating primarily to the civil division of the Company and its Subsidiaries, reasonably likely to involve payments to or from the Company and its Subsidiaries in excess of $95,000,000 or (D) any Contract with a duration reasonably likely to exceed 24 months, that is not terminable by the Company upon 30 days’ written notice (or less) without penalty;

(ix)           make, or agree or commit to make, any capital expenditure, except (A) in accordance with the capital expenditure budget set forth in Section 5.1(b)(ix) of the Company Disclosure Letter, plus a 7% variance for each principal category set forth in such capital expenditure budget, (B) capital expenditures necessary to address operational emergencies or (C) as required by Law or a Governmental Entity; provided, that in the case of clauses (B) and (C), the Company shall, to the extent practicable, prior to taking any of the actions contemplated thereby, consult with Parent and shall provide Parent with notice of such action taken as soon as reasonably practicable thereafter;

(x)            except (x) as permitted in Section 5.1(b)(vi) of the Company Disclosure Letter or (y) in accordance with the capital expenditure budget set forth on Section 5.1(b)(ix) of the Company Disclosure Letter (plus a 7% variance for each principal category set forth in such capital expenditure budget), (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Subsidiary of the Company); (B) incur, assume, endorse, issue, sell, guaranty or otherwise become liable for or modify the terms of any Indebtedness (except that (i) the Company may incur borrowings under the Company’s revolving credit facility included as of the date hereof under the Existing Company Credit Agreement in the ordinary course of business, provided, that no more than $100,000,000, in the aggregate, for borrowed money is outstanding under such revolving credit facility at any time, and (ii) the Company may post letters of credit under the Company’s revolving credit facility included as of the date hereof under the Existing Company Credit Agreement, or enter into parent guarantees, to customers in support of performance by the Company and/or its wholly owned Subsidiaries under Contracts in the ordinary course of business); (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than (i) a guaranty by the Company of obligations of its Subsidiaries or (ii) a guaranty by the Company of obligations of its joint ventures so long as such guaranty together with all other guaranties by the Company of its joint ventures entered into after the date hereof do not exceed $1,000,000 in the aggregate); (D) post or permit to be posted Surety Bonds in respect of which the Company or any of its Subsidiaries have any contingent liability other than Surety Bonds posted to customers in support of performance by the Company and/or its Subsidiaries under Contracts; (E) enter into any “keep well” or other Contract to maintain any financial condition of any other Person (other than any wholly owned Subsidiary of the Company); (F) repurchase or repay any Indebtedness, other than the repayment of indebtedness under the Company’s existing revolving credit facility under the Existing Company Credit Agreement or (G) incur or assume any obligations with respect to any deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), any conditional sale or other title retention agreement with respect to acquired property, any lease that is required under GAAP to be recorded as a capital lease or finance lease (excluding leases required to be recorded under GAAP as operating leases), or any purchase money financing or other indebtedness incurred in connection with the purchase or lease of equipment;

(xi)           except to the extent required by applicable Law (including Section 409A of the Code), any Company Plan listed on Section 3.11(a) of the Company Disclosure Letter or as contemplated by Section 5.8, (A) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any employee or director of the Company or any of its Subsidiaries, except for increases in base salary or wage rates of employees (other than executive officer employees) of up to 5% in the ordinary course of business in connection with the Company’s annual merit review process or in connection with promotions of any employee (other than executive officer employees) or, after written notice (including email) to Parent, providing overtime pay to non-executive employees to be paid to address an operational emergency during the two-day period after the commencement of such emergency, (B) establish, amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than renewals of health plans in the ordinary course of business) with or for the benefit or its employees or directors, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Options, Company RSUs, Company PSUs or other stock-based compensation, (D) hire any new executive officer or any new employee who is not an executive officer other than any non-executive officer employee with a target base salary of not more than $250,000 or terminate any executive officer, other than for cause or (E) other than in the ordinary course of business, enter into, amend, extend or renew a Labor Agreement;

(xii)          implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiii)         compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (A) for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $1,000,000 and for all such compromises or settlements that is, in the aggregate, less than $5,000,000 or (B) consistent with the reserves reflected in the Company’s balance sheet at March 31, 2022;

(xiv)         (A) make, change or revoke any material election with respect to Taxes, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) amend any material Tax Return, (E) surrender any right to claim a material Tax refund, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (except in the ordinary course of business), or (G) agree to settle any material Tax claim or assessment;

(xv)          abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Registered IP, or grant any right or license to any Company Registered IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business;

(xvi)         terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xvii)        enter into, materially amend or modify or terminate, any leases of real property for which the annual rental exceeds $10,000,000.

(xviii)       engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(xix)          agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xviii).

Section 5.2            Conduct of Business of Parent.

(a)            Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as required by applicable Law (including any Public Health Measures) or as otherwise taken in good faith by the Company or any of its Subsidiaries in response to COVID-19 or (iii) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships with material customers and material suppliers and comply in all material respects with all applicable Laws.

(b)           Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (x) as expressly required by this Agreement, (y) as required by applicable Law (including any Public Health Measures), or (z) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not:

(i)             amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments that would prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement;

(ii)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the shares of Parent Common Stock;

(iii)           adjust, split, combine, redeem, reclassify, combine, subdivide or otherwise amend the terms of the shares of Parent Common Stock;

(iv)           adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent; or

(v)           agree or authorize, in writing or otherwise, to take any of the foregoing actions.

(c)           From and after the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, and except as may otherwise be required by applicable Law, required by this Agreement or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), each of Parent and Merger Sub agree that it shall not, directly or indirectly, make, or agree to make, any acquisition (whether by merger, consolidation or acquisition of stock or assets or otherwise) of any corporation, partnership or other business, organization or division thereof that would reasonably be expected to materially adversely affect or materially delay the ability of Parent or Merger Sub to consummate the Merger.

Section 5.3             No Control of Other Party’s Business. Nothing contained in this Agreement (including anything in Section 5.1(b)) shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations (or have any approval rights with respect to the Company or any of its Subsidiaries entering into any customer Contract with respect to which Parent or any of its Subsidiaries has been, is, or is reasonably be likely to be, a competing bidder) prior to the Effective Time, and nothing contained in this Agreement (including anything in Section 5.2(b)) shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time (or have any approval rights with respect to Parent or any of its Subsidiaries entering into any customer Contract with respect to which the Company or any of its Subsidiaries has been, is, or is reasonably be likely to be a competing bidder). Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4             Acquisition Proposals.

(a)           Except as set forth in this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries or afford access to the business, properties, assets, employees, consultants, books or records of the Company or any of its Subsidiaries to any Person that is reasonably expected to make, or has made, an Acquisition Proposal (a “Bidder”) or (iii) engage or participate in any negotiations or discussions (other than to refer the inquiring Person to this Section 5.4 or to clarify terms for the purpose of the Company Board reasonably informing itself as to such Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal including, but not limited to, terminating the access to any existing electronic data rooms and ceasing to contact or communicate with other Bidders; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation solely to allow such Person to make a confidential Acquisition Proposal to the Company Board (if the “standstill” or similar obligation does not permit such Person to make such an Acquisition Proposal to the Company Board) or from granting such a waiver, in each case, to the extent necessary to comply with fiduciary duties under applicable Law.

(b)           Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.4(a) and that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent but in each case referred to in the foregoing clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)           Subject to the permitted actions contemplated by clauses (d) and (e) below, neither the Company Board nor any committee thereof shall (i) effect an Adverse Recommendation Change; provided, that delivery of a written notice to Parent as contemplated by paragraph (d) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of this clause (i), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 5.4(b) entered into in compliance with Section 5.4(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d)           Notwithstanding anything to the contrary set forth in this Section 5.4, following receipt of a bona fide written Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 5.4 and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board may, at any time prior to the Company Stockholders Meeting, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i)             (A) the Company shall have provided to Parent four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously or previously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional two Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, (x) the Company and its Representatives shall have engaged in good faith with Parent (to the extent Parent wishes to engage) during such notice period, to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal and (y) in determining whether to make an Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(c)(ii), the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii)            the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)           Notwithstanding anything to the contrary set forth in this Section 5.4, upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the Company Stockholders Meeting, make an Adverse Recommendation Change if all of the following conditions are met:

(i)             the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, engaged in good faith with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)            the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)            The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not related to, and not reasonably expected to lead to, an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation, or any inquiry or request related to, or that would reasonably be expected to result in or lead to, an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request and copies of material communications received by the Company or any of its Representatives from such Person or its Representatives related thereto and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof and provide Parent with copies of all material communications received by the Company or any of its Representatives from such Person or its Representatives related thereto.

(g)           Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, that if any such position constitutes an Adverse Recommendation Change, the Company and the Company Board shall have first complied with clauses (d) or (e) above, as applicable.

(h)           As used in this Agreement:

(i)             “Acquisition Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any Person or group of Persons other than Parent or one of its Subsidiaries relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving: (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business (together with its Subsidiaries’) constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (B) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement, (C) the liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole or (D) any combination of the foregoing.

(ii)            “Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement that is filed with the SEC or mailed to the Company’s stockholders; (c) recommending an Acquisition Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for Shares within 10 Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within 10 Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal; or (f) resolving or agreeing to take any of the foregoing actions.

(iii)           “Intervening Event” means, with respect to the Company or its Subsidiaries, a material event occurring or arising after the date hereof that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholders Meeting and (ii) does not relate to an Acquisition Proposal or the receipt, existence, or terms of an Acquisition Proposal.

(iv)           “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be (A) more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, and this Agreement and (B) reasonably capable of being completed, in each case taking into account all financial, regulatory, legal and other aspects of such proposal, including the identity of the third party making such proposal, and any revisions to the terms of this Agreement and the Merger proposed by Parent; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Section 5.5             Preparation of Form S-4 and Proxy Statement; Stockholders’ Meeting.

(a)           As promptly as reasonably practicable following the date of this Agreement, (i) Parent and the Company shall jointly prepare and file with the SEC the Proxy Statement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement and the Form S-4. Without limiting the generality of the foregoing, each of Parent, Merger Sub and the Company will furnish to each other the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Form S-4. Parent shall not file the Form S-4, or any amendment or supplement thereto, without providing the Company a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Parent). Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in the Merger and keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company, as applicable, and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Form S-4 and the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. Parent agrees to consult with the Company prior to responding to SEC comments with respect to the Form S-4. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Form S-4 and the Proxy Statement which shall have become false or misleading and Parent and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction, to the extent required by Law. Parent shall as soon as reasonably practicable: (i) notify the Company of the receipt of any comments from the SEC with respect to the Form S-4 and any request by the SEC for any amendment to the Form S-4 or for additional information; and (ii) provide the Company with copies of all written correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form S-4. The parties hereto shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction (in which case the parties shall use their respective commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated).

(b)            As promptly as reasonably practicable following the effectiveness of the Form S-4, the Company, including acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.4(c), include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of this Agreement. Subject to Section 5.4(c), the Company shall use reasonable best efforts to: (i) solicit from the holders of Shares proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Shares required by applicable Law to obtain such approval; provided, that in the event that an Adverse Recommendation Change has been made and this Agreement has not been terminated, nothing in this sentence or this Section 5.5 shall require the Company to take any actions to solicit any proxies or votes to obtain the Company Stockholder Approval, other than mailing the Proxy Statement to the Company’s stockholders and the collection of such votes. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent (other than an advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders Meeting). The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested Parent or Merger Sub. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholders Meeting for no longer than 20 Business Days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Stockholder Approval at the Company Stockholders Meeting. If the Company Board makes an Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Shares at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting. The Company shall, in no event later than the fifth Business Day following the date of this Agreement, conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Company Stockholders Meeting (based on a record date that is 20 Business Days following the date on which such broker search is commenced). If at any time the current record date for the Company Stockholders Meeting is not reasonably likely to satisfy the requirements of the Company’s organizational documents and applicable Law, the Company shall, in consultation with Parent, set a new record date and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

Section 5.6             Access to Information; Confidentiality.

(a)            From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries, officers, directors and representatives to, afford to Parent and its representatives reasonable access during normal business hours, consistent with applicable Law (including any Public Health Measures), to its officers, properties, offices, other facilities and books and records, and, subject to the limitations in Sections 5.11(e)(ii), 5.11(e)(iii), 5.11(e)(iv), 5.11(e)(vii), 5.11(e)(viii) and 5.11(e)(ix), shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any invasive environmental testing or sampling of any environmental media, including but not limited to facility surface and subsurface soils and water, air or building materials). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law (provided, that, with respect to information that may be the subject of clauses (i) through (iii), the Company and its Subsidiaries shall cooperate in good faith with Parent and its representatives to disclose the subject information in an alternative manner that would circumvent the applicability of clauses (i) through (iii)).

(b)            Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Non-Disclosure Agreement, dated as of May 9, 2022, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.7             Further Action; Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and using reasonable best efforts to take such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than 10 Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Parent shall pay all filing fees for the filings required to be made by the Company and Parent under the HSR Act.

(c)            If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d)            The parties shall keep each other apprised with respect to the matters set forth in this Section 5.7 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)            cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii)            furnishing to the other party, to the extent permitted by Law, all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii)           promptly notifying each other of any material communications from or with any Governmental Entity with respect to the matters set forth in this Section 5.7 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect thereto;

(iv)          consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v)            without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

(e)            In addition, Parent shall use reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws and other applicable Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, Parent (i) shall have the right to determine and direct the strategy and process by which the parties will seek required approvals under the HSR Act and any Antitrust Laws, (ii) unless otherwise requested by a Governmental Entity for a specific meeting or communication shall take the lead in all meetings and communications with any Governmental Entity and (iii) shall determine the appropriate timing of any meetings or communications with any Governmental Entity (including the timing of the submission of any filing with, or response to any request by, a Governmental Entity or any action taken pursuant to this Section 5.7).

(f)             Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.7 shall include Parent committing itself and its Affiliates to and, to the extent requested by Parent, the obligations of the Company under this Section 5.7 shall include the Company and its Subsidiaries: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Subsidiaries and Affiliates, the Company or the Company’s Subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) after request of Parent or with Parent’s prior written consent, permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or undertaking other structural or conduct relief or behavioral remedies, including with respect to the conduct of business arrangements or terminating existing relationships and contractual rights and obligations and (v) agree to, if necessary to consummate the transactions contemplated by this Agreement, obtain prior approval or other approval from a Governmental Entity, or submit a notification or otherwise notify any Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) as a condition to obtaining any and all expirations of waiting periods under the HSR Act or other Antitrust Laws or consents from any Governmental Entity necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Parent or Merger Sub, or any of their respective Subsidiaries or Affiliates to commit to or effect any action, effort, or agreement (1) that is not conditioned upon the consummation of the Merger or (2) that, when taken together with all other actions, efforts or agreements set forth under this Section 5.7 would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole (assuming for purposes of such analysis that Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, were the same size, with the same financial profile, as the Company and its Subsidiaries, taken as a whole). The Company and its Subsidiaries shall not, prior to the Effective Time, propose, negotiate, commit to, effect, or agree to any actions, efforts or agreements pursuant to this Section 5.7, except at the request of Parent or with Parent’s prior written consent. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Company or any of its Subsidiaries to commit to or effect any action, effort, or agreement that is not conditioned upon the consummation of the Merger.

(g)            Each party acknowledges and agrees that the other party may, as it deems advisable, designate any competitively sensitive materials provided to the other party pursuant to this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the prior written consent of the disclosing party; provided, further, that any information or materials provided to or received by any party may be redacted as necessary (a) to comply with contractual arrangements; (b) to address reasonable attorney-client or other privilege or confidentiality concerns; and (c) to remove information related to related to a party’s (or its Affiliates’) valuation of the transactions contemplated by this Agreement.

(h)            For the avoidance of doubt, in the event either party receives a letter from any Governmental Entity stating that although the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement will soon expire, the Governmental Entity has not yet completed any purported investigation of the proposed transaction (a “Pre-Consummation Warning Letter”), the parties agree that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from the Governmental Entity to the same effect shall not be a basis for asserting that any condition to Closing under Article VI hereof has not been satisfied.

(i)             For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 5.8             Employment and Employee Benefits Matters; Other Plans.

(a)            For purposes of this Section 5.8, (i) the term “Covered Employees” shall mean employees who are actively employed by the Company or any of its Subsidiaries immediately prior to the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the date that is 12 months following the Effective Time.

(b)            During the Continuation Period or, if shorter, through the termination of employment of the applicable Covered Employee, Parent shall provide each Covered Employee with (i) a base salary or wage rate no less than in effect immediately prior to the Effective Time, (ii) annual cash target bonus (other than change in control and retention bonuses) opportunities no less than in effect immediately prior to the Effective Time, and (iii) employee benefits (excluding defined benefit pension plans, plans providing for retiree medical benefits, plans that provide equity-based compensation and plans that provide for payments or benefits upon a change in control, nonqualified deferred compensation opportunities and/or retention benefits), that are substantially comparable in the aggregate to the employee benefits provided by the Company or its Subsidiaries to Covered Employees as in effect immediately before the Effective Time. In addition, during the Continuation Period, Parent shall provide each Covered Employee with severance benefits described on Section 5.8(b) of the Company Disclosure Letter.

(c)            As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Covered Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans and not in respect of any frozen or grandfathered plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Covered Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Covered Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) with respect to the plan year of the applicable Parent Plan in which the Effective Time occurs, give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Covered Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time for the plan year in which the Effective Time occurs.

(d)            From and after the Effective Time, except as otherwise agreed in writing between Parent and a Covered Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, each Company Plan (subject to any rights to terminate, amend or modify such plans in accordance with their terms in the Parent’s sole discretion)

(e)            If requested by Parent, the Company shall take all actions to provide that (a) the IEA Group Savings Plan (the “Retirement Plan”) shall be terminated effective no later than the day immediately prior to the Closing Date (the “Retirement Plan Termination Date”), (b) no new participants shall be admitted to the Retirement Plan on and after the Retirement Plan Termination Date, (c) all accounts of participants in the Retirement Plan shall be fully vested and 100% non-forfeitable on and after the Retirement Plan Termination Date, and (d) as soon as reasonably practicable after the Retirement Plan Termination Date, the trustee of the Retirement Plan shall distribute the vested account balances to all Retirement Plan participants in accordance with the terms of the Retirement Plan. In such event, and to the extent permitted under the terms of the tax-qualified defined contribution plan sponsored by Parent or an Affiliate and applicable Law, Parent shall permit Covered Employees to directly roll over their account balances (including any loan promissory notes) under the Retirement Plan to a tax-qualified defined contribution plan sponsored by Parent or an Affiliate.

(f)             Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan or Parent Plan, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement or (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement. Nothing herein is intended to provide any individual any third party beneficiary rights under this Agreement.

Section 5.9             Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and the Company Board shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10           Nasdaq Delisting. To the extent requested by Parent, prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

Section 5.11           Debt Financing.

(a)            Parent shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary or advisable to arrange the Debt Financing, including:

(i)             maintain in effect the Debt Commitment Letter and not permit any amendment or modification to be made to, not consent to any waiver of any provision or remedy under, and not replacing, the Debt Commitment Letter, if such amendment, modification, consent, waiver or replacement: (A) reduces the aggregate amount of the Debt Financing (including, after giving effect to any “market flex” provisions, by changing the amount of fees to be paid or original issue discount of the Debt Financing) to an amount less than the amount (when taken together with Parent’s cash on hand and any other readily available funds) necessary to pay the Merger Consideration and all other amounts required to pursuant to this Agreement (together with all related fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing or (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur in any material respect. At the reasonable written request of the Company, Parent shall keep the Company reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements of the Debt Commitment Letter, and shall promptly furnish to the Company copies of any such amendment, modification, waiver or replacement;

(ii)            satisfy on a timely basis all conditions to the Debt Financing that are within its control;

(iii)           negotiate, execute and deliver definitive debt financing documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), subject to any amendments, modifications, consents or waivers thereto or replacements thereof permitted by this Agreement and any changes in terms that would not violate this Agreement; and

(iv)          cause the Debt Financing to be funded in the full amount of the Debt Financing at or prior to the Closing (including by enforcing its rights under the Debt Commitment Letter).

(b)            Upon the reasonable request of the Company, Parent and Merger Sub shall (i) keep the Company informed in reasonable detail of the status of its efforts to arrange the Debt Financing and (ii) promptly provide the Company with copies of all executed material amendments, modifications or replacements of the Debt Commitment Letter or executed material definitive agreements related to any of the Debt Financing. Parent and Merger Sub shall give the Company prompt notice of any breach or repudiation, or any threatened breach or repudiation, by any party to the Debt Commitment Letter to which it becomes aware (a “Financing Failure Event”). Without limiting Parent’s other obligations under this Section 5.11, if a Financing Failure Event occurs and is continuing, Parent shall (i) promptly notify the Company of such event and (ii) use its reasonable best efforts to obtain alternative financing from alternative debt financing sources, in an amount sufficient, when taken together with the available portion of the Debt Financing, Parent’s cash on hand and any other readily available funds, to pay the Merger Consideration, and all other amounts required to be paid pursuant to this Agreement and consummate the Merger and the other transactions contemplated hereby as promptly as practicable following the occurrence of such event; provided, that in no event will Parent or Merger Sub be required to (x) agree to any terms that are, in the sole discretion of Parent or Merger Sub, as applicable, materially less favorable (taken as a whole) to Parent or Merger Sub than those set forth in the Debt Commitment Letter in effect on the date hereof (after giving effect to any applicable “market flex” provisions) or (y) pay any fees, original issue discount, interest or other economics, as applicable, or agree to any prepayment premium or call protection, in each case, in excess of those contemplated by the Debt Commitment Letter (after giving effect to any applicable “market flex” provisions). As applicable, references in this Agreement (A) to Debt Financing shall include any such alternative financing, and (B) to the Debt Commitment Letter shall include the alternative financing commitment letter. If the Debt Commitment Letter is replaced, amended, restated, amended and restated, supplemented or modified, including as a result of obtaining alternative financing, or if Parent or Merger Sub substitute other debt financing for all or any portion of the Debt Financing in accordance with this Section 5.11, each of Parent and Merger Sub shall comply with its obligations under this Agreement, including this Section 5.11 with respect to the Debt Commitment Letter as so replaced, amended, restated, amended and restated, supplemented or modified to the same extent that Parent and Merger Sub were obligated to comply prior to the date the Debt Commitment Letter was so replaced, amended, restated, amended and restated, supplemented or modified. Parent shall not, and shall use its reasonable best efforts to cause its Affiliates not to, take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Commitment Letters or in any definitive agreement related to the Debt Financing.

(c)            Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide customary cooperation and information that is customary and reasonably requested by Parent in connection with the Debt Financing, including (x) as promptly as reasonably practicable, furnishing Parent with the Required Information that is Compliant and (y) using reasonable best efforts in connection with:

(i)             providing reasonable and customary assistance to Parent in the preparation of customary offering and marketing documents (and any supplements thereto) in connection with any Debt Financing, including designating whether any information provided to Parent constitutes material non-public information;

(ii)            furnishing to the applicable Debt Financing Sources customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and including customary representations;

(iii)           reasonably cooperating with customary diligence reasonably requested by Parent or the applicable Debt Financing Sources, including participating in a reasonable number of due diligence sessions, and reasonably cooperating with the customary marketing efforts of Parent, in each case, in connection with any Debt Financing;

(iv)          reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Debt Financing;

(v)           assisting in the preparation for and participating (and using commercially reasonable efforts to cause senior management and representatives of the Company and its Subsidiaries to participate) in a reasonable number of lender and investor meetings (including meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the Debt Financing), calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable advance notice and at mutually agreeable locations (which may be virtual) dates and times, and assist Parent in obtaining ratings (but not any specific rating) as contemplated by the Debt Financing;

(vi)          if (1) required under applicable SEC rules and regulations, in connection with a registered offering of debt securities as part of the Debt Financing and (2) a Supplemental Indenture has not been executed, then solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with its preparation of pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for debt financings similar to the Debt Financing, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of any debt financing, together with assumed interest rates, fees and expenses relating to the incurrence of such debt financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries;

(vii)         executing and delivering as of the Closing Date any credit agreements, indentures, guaranty agreements, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent, it being understood that the effectiveness of such documents shall be conditioned upon, or become operative only after, the occurrence of the Effective Time; and

(viii)        if a Supplemental Indenture has not been executed, causing the Company’s independent auditors to (A) furnish customary consents for use of their auditor opinions in any materials related to any debt securities issued in lieu of all or a portion of the Debt Financing, (B) provide, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act in lieu of all or a portion of the Debt Financing) and (C) attend a reasonable number of accounting due diligence sessions and drafting sessions; and

(ix)            furnishing Parent promptly (and in any event at least five Business Days prior to the Closing Date) with all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and the requirements of 31 C.F.R. §1010.230, to the extent reasonably requested by Parent in writing at least nine Business Days prior to the Closing Date.

(d)            The Company hereby consents to the customary use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e)            Notwithstanding anything to the contrary in this Section 5.11, neither the Company nor any of its Subsidiaries shall pursuant to this Section 5.11:

(i)             be required to incur any costs, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed, subject to reimbursement or simultaneously indemnified (except, in the case of any indemnity, to the extent this Agreement is terminated by Parent pursuant to Section 7.1(d)(i)) or become liable for the payment of any fees, reimbursement of any expenses prior to the Effective Time for which it is not previously or promptly reimbursed;

(ii)            be required to cause any Representative of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in such Representative incurring any personal liability;

(iii)           be required to waive or amend any terms of this Agreement;

(iv)           be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Material Contract or is legally privileged; provided, that the Company shall inform Parent of the general nature of the information being withheld pursuant to this clause (iv) and, on Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, in a manner that would not be so prohibited or restricted and would protect legal privilege;

(v)            be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Debt Financing is obtained, agree to pay any fees or reimburse any expenses or provide any indemnity to any Debt Financing Sources, or execute, deliver or enter into, or otherwise become liable under or perform any agreement, document or instrument (other than customary authorization letters), including any credit or other agreements, guarantees, pledge or security documents, fee letters, commitment letters or certificates in connection with the Debt Financing, in each case, that would be effective prior to the Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and its Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except in each case with respect to customary authorization letters);

(vi)           be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time (except in each case with respect to customary authorization letters);

(vii)          be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents, any Contract or any applicable Law;

(viii)         be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or that would cause any condition set forth in Article VI to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any of its Subsidiaries taking such action);

(ix)           be required to cooperate to the extent that it would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company or any of its Subsidiaries; or

(x)            be required to provide any pro forma adjustments to the financial statements reflecting the transactions contemplated or required hereunder (without limiting, for the avoidance of doubt, the Company’s obligation to assist with the preparation of pro forma financial information as set forth in Section 5.11(c)(vi) above).

(f)             Parent and Merger Sub acknowledge and agree that their obligations to pay all of their payment obligations hereunder and consummate the Closing, including the Merger and the other transactions contemplated hereby are not conditioned or contingent upon receipt of any Debt Financing.

(g)            PARENT SHALL (I) PROMPTLY UPON REQUEST BY THE COMPANY (BUT IN ANY EVENT, NOT PRIOR TO THE EARLIER OF THE CLOSING DATE AND THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 7.1), REIMBURSE THE COMPANY FOR ALL OF ITS REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) INCURRED BY THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH ANY COOPERATION CONTEMPLATED BY THIS SECTION 5.11 AND (II) INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS SUBSIDIARIES AND ITS AND THEIR REPRESENTATIVES AGAINST ANY CLAIM, LOSS, DAMAGE, INJURY, LIABILITY, JUDGMENT, AWARD, PENALTY, FINE, REASONABLE AND DOCUMENTED OUT-OF-POCKET COST (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET COST OF INVESTIGATION), REASONABLE AND DOCUMENTED OUT-OF-POCKET EXPENSE (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) OR SETTLEMENT PAYMENT INCURRED AS A RESULT OF, OR IN CONNECTION WITH, SUCH COOPERATION OR THE DEBT FINANCING AND ANY INFORMATION PERTAINING TO AND FURNISHED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES USED IN CONNECTION THEREWITH, OTHER THAN THOSE CLAIMS, LOSSES, DAMAGES, INJURIES, LIABILITIES, JUDGMENTS, AWARDS, PENALTIES, FINES, COSTS, EXPENSES AND SETTLEMENT PAYMENTS ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE, FRAUD, BAD FAITH OR WILLFUL MISCONDUCT OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION.

Section 5.12           Cooperation as to Certain Indebtedness.

(a)            Parent or one of its Subsidiaries may (i) commence and conduct one or more offers to purchase, including any offer required to be made in connection with any “Change of Control” or equivalent term (each as defined in the Existing Company Indenture governing the Existing Company Notes), tender offers or exchange offers (including obligor exchanges) with respect to any or all of the outstanding aggregate principal amount of the Existing Company Notes identified by Parent to the Company prior to, on or after the date hereof on terms that are acceptable to Parent (the “Offers to Purchase”) and/or (ii) solicit the consent of the holders of debt issued under the Existing Company Indenture regarding certain proposed amendments to the Existing Company Indenture (the “Consent Solicitations” and, together with the Offers to Purchase, if any, the “Company Note Offers and Consent Solicitations”); provided, that the closing of any such Offers to Purchase shall not occur, and the amendments in connection with any such Consent Solicitations shall not become operative (although any supplemental indentures entered into in connection with any such Consent Solicitations may become effective upon execution, conditioned solely upon consummation of the Merger), prior to the Closing; provided, further, that the consummation of any Company Note Offers and Consent Solicitations shall not be a condition to the Closing. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the Existing Company Indenture and applicable Laws, including applicable SEC rules and regulations. Parent will reasonably consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any relevant tender or consent deadlines. Parent shall not be permitted to commence any applicable Company Note Offers and Consent Solicitations until Parent shall have provided the Company with the related offer to purchase, exchange offer memorandum, consent solicitation statement, letter of transmittal, if any, or press release, if any, in connection therewith, and each other material document relevant to the transaction that will be distributed by the Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent commencing the applicable Offer to Purchase or Consent Solicitation and provide the Company and its counsel a reasonable opportunity to review and comment, which comments shall be considered in good faith by Parent. No Company Note Offers and Consent Solicitations will commence until the earlier of (A) the Company having filed its Form 10-Q for the quarter ended June 30, 2022 and (B) August 9, 2022. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute one or more supplemental indentures to the Existing Company Indenture in accordance with the terms thereof amending the terms and provisions of such Existing Company Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (each, a “Company Supplemental Indenture”), which such supplemental indentures shall become effective upon the execution thereof but shall not become operative until the Effective Time, and the Company shall use reasonable best efforts to cause the trustee under the Existing Company Indenture to enter into such supplemental indentures. Subject to Section 5.12(d), the Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Note Offers and Consent Solicitations, including, for the avoidance of doubt, (i) to the extent such information would be required under applicable SEC rules and regulations for a registered offering, assisting Parent with its preparation of pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for transactions similar to the Company Note Offers and Consent Solicitations and Redemption (as defined below), it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of any debt financing, together with assumed interest rates, fees and expenses relating to the incurrence of such debt financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Company Note Offers and Consent Solicitation and Redemption or (C) any financial information related to Parent or any of its Subsidiaries, (ii) by using reasonable best efforts to take actions with respect to the Company Note Offers and Consent Solicitations of the type described in clause (v) of Section 5.11(c) and (iii) as promptly as reasonably practicable, furnishing Parent with the Required Information that is Compliant; provided, that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Company Note Offers and Consent Solicitation (other than in connection with the execution of any Company Supplemental Indenture relating to the Consent Solicitations, with respect to which the Company shall deliver customary officer’s certificates (the “Company Indenture Officers’ Certificates”) and counsel to the Company shall provide customary legal opinions, in each case, to the trustee under the Existing Company Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than any Company Supplemental Indenture described in the immediately preceding sentence. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to cause the Company’s independent auditors to (A) furnish customary consents for use of their auditor opinions in any materials related to any securities issued in connection with the Company Note Offers and Consent Solicitations, (B) provide, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Company Note Offers and Consent Solicitations (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act in lieu of all or a portion of the Company Note Offers and Consent Solicitations) and (C) attend a reasonable number of due diligence sessions and drafting sessions. The solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company outstanding under the Existing Company Indenture.

(b)            If requested by Parent, in lieu of or in addition to Parent commencing or closing any Company Note Offer and Consent Solicitation for any Existing Company Notes, the Company shall use its reasonable best efforts, to the extent permitted by such Existing Company Notes and the Existing Company Indenture, to (A) issue a notice of redemption (“Company Redemption Notice”) for all or a portion of the outstanding aggregate principal amount of such Existing Company Notes, pursuant to the redemption provisions of the Existing Company Indenture, which notice of redemption shall be expressly conditioned on the occurrence of the Closing and (B) take any other actions reasonably requested by Parent to facilitate the redemption and/or satisfaction and discharge of any Existing Company Notes at the Effective Time pursuant to the redemption and/or satisfaction and discharge provisions of the Existing Company Indenture and the other provisions of the Existing Company Indenture applicable thereto, provided, that for the avoidance of doubt, no such Redemption (as defined below) shall be effective prior to the Effective Time and provided, further, that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Redemption (except that the Company shall deliver customary officers’ certificates (the “Company Redemption Officers’ Certificates”) and (solely to the extent the trustee under the Existing Company Indenture requires an opinion of counsel to the Company) counsel to the Company shall provide customary legal opinions, in each case, to the trustee under the Existing Company Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered). If a notice of conditional redemption or satisfaction and discharge is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption or satisfaction and discharge are satisfied, the Company has all funds necessary in connection with any such redemption or satisfaction and discharge. The redemption or satisfaction and discharge of any Existing Company Notes pursuant to this clause (b) are referred to collectively as the “Redemption” of such Existing Company Notes.

(c)            Subject to Section 5.12(d) and 5.12(f), the Company shall, and shall cause its Subsidiaries to, deliver, in each case, prior to the Effective Time (and as more specifically stated below), all notices and to take all other actions reasonably requested by Parent to facilitate (A) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent Parent shall not have entered into an alternative arrangement with the issuing bank therefor) of all amounts and other obligations then outstanding under the Existing Company Credit Agreement and (B) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of any commitments under, and the release of any guarantees, liens or other security interests provided in connection with, the Existing Company Credit Agreement (such repayments, terminations and releases, the “Existing Credit Facilities Termination”), including by providing to the Parent a payoff letter from the agent under the Existing Company Credit Agreement, in form and substance reasonably satisfactory to Parent, which payoff letter shall, among other things, (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under the Existing Company Credit Agreement (the “Payoff Amount”), (ii) provide that upon receipt of the Payoff Amount under the payoff letter, such indebtedness and all related loan documents (or similar agreements) shall be terminated and (iii) provide that all security interests (if any) granted to secure the obligations under the Credit Agreement and guarantees by Subsidiaries of the Company under the Credit Agreement shall be released and terminated upon receipt of the Payoff Amount. Parent shall provide all funds required to effect the Existing Credit Facilities Termination; provided, that the Existing Credit Facilities Termination and any notices related thereto shall be expressly conditioned on the Closing.

(d)            Notwithstanding anything to the contrary in this Section 5.12, neither the Company nor any of its Subsidiaries shall pursuant to this Section 5.12:

(i)             be required to incur any costs, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed, subject to reimbursement or simultaneously indemnified (except, in the case of any indemnity, to the extent this Agreement is terminated by Parent pursuant to Section 7.1(d)(i)) or become liable for the payment of any fees, reimbursement of any expenses prior to the Effective Time for which it is not previously or promptly reimbursed;

(ii)            be required to cause any Representative of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in such Representative incurring any personal liability;

(iii)           be required to waive or amend any terms of this Agreement;

(iv)           be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Material Contract or is legally privileged; provided, that the Company shall inform Parent of the general nature of the information being withheld pursuant to this clause (iv) and, on Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, in a manner that would not be so prohibited or restricted and would protect legal privilege;

(v)            be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, to pass resolutions or consents to approve or authorize the execution of any Company Note Offers and Consent Solicitations or any Redemption or execute or deliver any certificate, document, instrument, opinion, negative assurance letter or agreement or agree to any change or modification of any existing certificate, document, instrument, opinion, negative assurance letter or agreement (other than (x) to the extent required by Section 5.12(a), applicable Company Supplemental Indentures and related Company Indenture Officers’ Certificates and customary legal opinions in connection therewith, (y) to the extent required by Section 5.12(b), applicable Company Redemption Notices, notices of satisfaction and discharge and Company Redemption Officers’ Certificates and legal opinions in connection therewith and (z) to the extent required by Section 5.12(c), the applicable payoff letter and related notices) that is, in each case, effective prior to the Effective Time;

(vi)           be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time (except in each case with respect to customary authorization letters);

(vii)          be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents, any Contract or any applicable Law;

(viii)         be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or that would cause any condition set forth in Article VI to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any of its Subsidiaries taking such action);

(ix)            be required to cooperate to the extent that it would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company or any of its Subsidiaries; or

(x)             be required to provide any pro forma adjustments to the financial statements reflecting the transactions contemplated or required hereunder (without limiting, for the avoidance of doubt, the Company’s obligation to assist with the preparation of pro forma financial information as set forth in Section 5.12(a) above).

(e)            Nothing contained in this Section 5.12 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to commence any Company Note Offers and Consent Solicitations.

(f)             PARENT SHALL (I) PROMPTLY UPON REQUEST BY THE COMPANY (BUT IN ANY EVENT, NOT PRIOR TO THE EARLIER OF THE CLOSING DATE AND THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 7.1), REIMBURSE THE COMPANY FOR ALL OF ITS REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) INCURRED BY THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH ANY COOPERATION CONTEMPLATED BY THIS SECTION 5.12 AND (II) INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS SUBSIDIARIES AND ITS AND THEIR REPRESENTATIVES AGAINST ANY CLAIM, LOSS, DAMAGE, INJURY, LIABILITY, JUDGMENT, AWARD, PENALTY, FINE, REASONABLE AND DOCUMENTED OUT-OF-POCKET COST (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET COST OF INVESTIGATION), REASONABLE AND DOCUMENTED OUT-OF-POCKET EXPENSE (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) OR SETTLEMENT PAYMENT INCURRED AS A RESULT OF, OR IN CONNECTION WITH, SUCH COOPERATION, the Company Note Offers and Consent Solicitations or any Redemption AND ANY INFORMATION PERTAINING TO AND FURNISHED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES USED IN CONNECTION THEREWITH, OTHER THAN THOSE CLAIMS, LOSSES, DAMAGES, INJURIES, LIABILITIES, JUDGMENTS, AWARDS, PENALTIES, FINES, COSTS, EXPENSES AND SETTLEMENT PAYMENTS ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE, FRAUD, BAD FAITH OR WILLFUL MISCONDUCT OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION.

Section 5.13           Indemnification, Exculpation and Insurance.

(a)            Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any pending or threatened Action, whether civil, criminal, administrative or investigative, arising out of, pertaining to or by reason of (i) the fact that the Indemnified Party is or was an officer director, employee, fiduciary or agent of the Company or any of its Subsidiaries or, while a director, officer or employee of the Company or its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation or of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof or (iii) in connection with the enforcement of any Indemnified Party’s rights under this Section 5.13 by such Indemnified Party or his or her heirs or legal representatives. In the event of any such pending or threatened Action, including any such Action to enforce any Indemnified Party’s rights under this Section 5.13, (A) each Indemnified Party shall be entitled to advancement of expenses (including attorneys’ fees and expenses) incurred in connection with such Action from Parent and the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification under this Agreement or any Law, Contract or other source for which indemnification may be available, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld), and (C) the Surviving Corporation and the Indemnified Party shall reasonably cooperate in the defense of any such matter.

(b)            Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Charter and Company Bylaws (or comparable organizational documents of its Subsidiaries) as of the date hereof, or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries in effect on the date hereof and disclosed in Section 5.13(b) of the Company Disclosure Letter shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)            At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the Company shall consult with Parent in connection with any purchase of any such tail pre-paid policy and, without the approval of Parent, the maximum amount that the Company may spend to purchases a “tail policy” is 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of the last annual premium paid by the Company prior to the date hereof in respect of directors’ and officers’ liability insurance and fiduciary liability insurance. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company has not purchased such tail policy prior to the Effective Time, for a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

(d)            Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.13 shall continue in effect until the final disposition of such Action.

(e)            The indemnification, exculpation and rights to advancement provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives (and following the Effective Time may not be amended with respect to any Indemnified Party without such Indemnified Party’s prior written consent).

(f)             In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (by merger, consolidation, division, operation of law or otherwise), then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.13.

Section 5.14           Rule 16b-3. Prior to the Closing Date, the Company and Parent shall, as applicable, take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities with respect to such equity securities) and warrants or acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15           Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby that is inconsistent with initial press release or other release, statement, announcement or other disclosure made in accordance herewith shall be issued by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, the rules or regulations of any applicable United States securities exchange, or any Governmental Entity to which the relevant party is subject (in which case the party making such disclosure shall use its reasonable best efforts to provide the other party with an opportunity to review and comment on such disclosure) or (ii) with respect to, or at any time following, any Acquisition Proposal made after the date hereof by a Person other than Parent or any of its Subsidiaries. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.16           Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.17           Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.17 or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.17 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.18           Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any legal action or proceeding commenced, or to the Company’s knowledge, threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such legal action or proceeding. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.18, any matters relating to Dissenting Shares shall be governed by Section 2.3.

Section 5.19           Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.20           Company FIRPTA Certificate. At least three Business Days before the Closing Date, the Company shall deliver to Parent a certificate satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and a notice addressed to the IRS satisfying the requirements of Treasury Regulations Section 1.897-2(h), in each case, from the Company and executed as of the Closing Date, certifying that interests in the Company are not “United States real property interests” within the meaning of Section 897 of the Code.

Section 5.21           Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Effective Time.

Article VI
CONDITIONS PRECEDENT

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) at or prior to the Closing of the following conditions:

(a)           Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)           No Injunctions or Legal Restraints; Illegality. No restraining order, injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prevents, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)           HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement (or under any applicable timing agreements entered into with the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) with any Governmental Entity to extend any waiting period) shall have expired or been terminated.

(d)           Parent Stock Issuance. The Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 5.21.

(e)           Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any proceedings seeking a stop order.

Section 6.2             Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a), Section 4.2(b), Section 4.3 and Section 4.15 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representation and warranty of Parent and Merger Sub set forth in Section 4.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date and (iii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded and not given effect).

(b)           Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)           No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, occurrence or effect that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had a Parent Material Adverse Effect that is continuing.

(d)           Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

Section 6.3             Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.3 and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(d) shall be true and correct in all (other than de minimus inaccuracies) respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representation and warranty of the Company set forth in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded and not given effect).

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, occurrence or effect that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had a Material Adverse Effect that is continuing.

(d)           Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

Section 6.4             Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)            if the Merger shall not have been consummated on or before July 24, 2023 (the “Termination Date”); provided, that if as of immediately prior to such date, any of the conditions set forth in Section 6.1(b) (solely by reason of the HSR Act) or Section 6.1(c) shall not have been satisfied and all other conditions set forth in Article VI shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, provided, that such conditions would be then capable of being satisfied), the Termination Date shall automatically be extended to October 24, 2023; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose action or failure to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the principal cause of the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a material breach of this Agreement;

(ii)           if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall, to the extent required under Section 5.7, have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.7; or

(iii)          if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c)           by the Company:

(i)            if the representations or warranties of Parent or Merger Sub set forth in this Agreement shall be inaccurate or Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the Termination Date or, if it can be cured by the Termination Date, shall not have been cured prior to the earlier of (x) 30 days after written notice thereof is given by the Company to Parent or (y) the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)            at any time prior to obtaining the Company Stockholder Approval if, (A) the Company Board authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.4, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4(d), enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or substantially concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3(b);

(d)           by Parent:

(i)            if the representations or warranties of the Company set forth in this Agreement shall be inaccurate or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Termination Date or, if it can be cured by the Termination Date, shall not have been cured prior to the earlier of (x) 30 days after written notice thereof is given by the Parent to the Company or (y) the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)           if prior to the receipt of the Company Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to each other party.

Section 7.2             Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.23 and 4.10 (Brokers), Section 5.11(g) ( Financing Reimbursement), 5.12(f) (Indebtedness Reimbursement), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) of this Agreement (and any related definitions contained therein) shall survive the termination hereof; provided, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a Willful Breach of any covenant set forth in this Agreement.

Section 7.3             Fees and Expenses.

(a)           Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)           In the event that:

(i)            this Agreement is terminated by (i) Parent pursuant to Section 7.1(d)(i) or (ii) either Parent or the Company pursuant to Section 7.1(b)(iii) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof, an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly disclosed or announced or publicly made known to the stockholders of the Company, and not withdrawn prior to the date that is 5 Business Days prior to such vote to adopt this Agreement, and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii)           this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii)          this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii)

then, in any such case, the Company shall pay Parent a termination fee of $27,500,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)           Payment of the Termination Fee, if applicable, shall be made by wire transfer of immediately available funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with, or prior to, termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or (iii) as promptly as reasonably practicable (and in any event within two Business Days) after termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii). In the event that Parent or its designee shall receive full payment pursuant to Section 7.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions herein (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated herein or any matters forming the basis for such termination.

(d)           The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to timely pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. The parties acknowledge and agree that the right to receive the Termination Fee under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 8.10, but for the avoidance of doubt, under no circumstances shall Parent, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Termination Fee or any other damages, on the other hand.

Section 7.4             Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties prior to the Effective Time by written agreement signed by each of the parties hereto, whether before or after the Company Stockholder Approval has been obtained; provided, that (a) after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption and (b) notwithstanding anything to the contrary herein, this Section 7.4 and Sections 8.6, 8.17 and 8.18 (and any other provision of this Agreement to the extent an amendment, modification or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letter (such consent not to be unreasonably withheld, delayed or conditioned). This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5             Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) unless prohibited by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Article VIII
GENERAL PROVISIONS

Section 8.1             Nonsurvival of Representations and Warranties and Pre-Closing Covenants. None of the representations, warranties, covenants, obligations or agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by e-mail, on the date of transmittal (provided no “bounce back” or similar message of non-delivery is received with respect thereto), (b) the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to Parent, Merger Sub or the Surviving Corporation, to:

MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
Attention: Alberto de Cardenas
E-mail: albert.cardenas@mastec.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Philip Richter; Maxwell Yim
E-mail:    philip.richter@friedfrank.com

maxwell.yim@friedfrank.com

(ii)            if to the Company, to:

Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278
Attention: Erin Roth
E-mail: Erin.Roth@iea.net

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Barbara L. Becker; Saee M. Muzumdar; Andrew Kaplan
E-mail:    bbecker@gibsondunn.com;

smuzumdar@gibsondunn.com;

akaplan@gibsondunn.com

Section 8.3             Certain Definitions. For purposes of this Agreement:

(a)           “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)           “Anti-Dilution Warrant Certificates” means the Warrant Certificates executed and delivered in connection with the Equity Commitment Agreements and the Preferred Stock Exchange Agreement;

(c)           “BRC” means the Bid Review Committee of the Company Board;

(d)           “BRC Charter” means the Charter of the BRC as approved and adopted as of March 1, 2022;

(e)           “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(f)            “Company IT Assets” means all software, systems, servers, websites, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, of the Company and its Subsidiaries that are owned or controlled by the Company;

(g)           “Company Warrants” means the Anti-Dilution Warrants, the Pre-Funded Warrants, the Series B Warrants and the SPAC Warrants;

(h)           “Compliant” means, with respect to the Required Information, that: (a) such Required Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 or S-4 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (b) the financial statements included in such Required Information (i) would not be deemed stale or otherwise be unusable under customary practices for offerings of debt securities issued under Rule 144A promulgated under the Securities Act and (ii) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Financing Transactions, including as to customary negative assurances and change period, in order to consummate any offering of debt securities;

(i)            “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(j)            “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;

(k)           “Debt Financing Sources” means the financial institutions identified in the Debt Commitment Letter and the financial institutions engaged or assisting Parent in connection with any Company Note Offers and Consent Solicitations, in each case, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing Transactions or solicit exchanges, tenders or consents in connection therewith and each other Person that commits to arrange or provide or otherwise provides the Financing Transactions or solicit exchanges, tenders or consents in connection therewith (or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing), whether by joinder to the Debt Commitment Letter or otherwise, including the parties to any joinder agreements, engagement letters, indentures, credit agreements or dealer manager agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and permitted assigns;

(l)            “Equity Commitment Agreements” means (i) the Amended and Restated Equity Commitment Agreement dated May 20, 2019, by and among the Company, the Commitment Parties thereto and Oaktree Power Opportunities Fund III Delaware, L.P., (ii) the Equity Commitment Agreement dated August 13, 2019, by and among the Company, the Commitment Parties thereto and the other parties set forth therein (as amended) and (iii) the Equity Commitment Agreement dated October 29, 2019, by and among the Company, the Commitment Parties thereto and the other parties set forth therein (as amended);

(m)          “Existing Company Credit Agreement” means that certain Credit Agreement, dated as of August 17, 2021, by and among IEA Energy Services LLC, the guarantors party thereto from time to time, the lenders party thereto from time to time and CIBC Bank USA, as administrative agent and collateral agent;

(n)           “Existing Company Indenture” means that certain Indenture, dated as of August 17, 2021, by and among IEA Energy Services LLC, the guarantors party thereto from time to time and Wilmington Trust National Association, as trustee, governing the 6.625% Senior Notes due 2029;

(o)           “Existing Company Notes” means, collectively, the notes and debentures issued pursuant to the Existing Company Indenture;

(p)           “Financing Transactions” means, collectively, the Debt Financing and the Company Note Offers and Consent Solicitations.

(q)           “Governmental Entity” means any nation or government, any state, province or other political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any government authority or self-regulatory organization (including the Financial Industry Regulatory Authority and any national securities exchange) of the United States of America or any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court or tribunal of competent jurisdiction.

(r)            “Indebtedness” means (x) indebtedness issued or incurred under any credit facilities (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith) or any other obligations with respect to borrowed money and (y) liabilities evidenced by bonds, debentures, notes, mortgages or other similar instruments or debt securities, but in each case does not include any capital leases, equipment leases, purchase money financing or other indebtedness incurred in connection with the purchase or lease of equipment in the ordinary course of business;

(s)           “Intellectual Property” means the following intellectual property rights, in each case, to the extent protectable under applicable Law, (a) patents and patent applications and any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof, (b) trademarks, service marks, trade dress, trade names, slogans, and logos and registrations, applications and renewals for any of the foregoing, as applicable, together with all of the goodwill associated therewith, (c) copyrights and other works of authorship and registrations, applications and renewals for any of the foregoing, as applicable, and (d) trade secrets other rights in confidential and other non-public information, know-how, inventions, discoveries, improvements, methodology, databases, algorithms, systems and technology (whether patentable or not);

(t)            “knowledge” means (a) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.3(t) of the Company Disclosure Letter and (b) with respect to Parent and its Subsidiaries, the actual knowledge of José R. Mas, George L. Pita and Alberto de Cardenas; in each case, after due inquiry;

(u)           “Material Adverse Effect” means any event, change, circumstance, development, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that no event, change, circumstance, development, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, (3) any changes in any applicable Laws or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (4) any change in the market price or trading volume of the Company’s stock, in and of itself (provided, that the event, change, circumstance, development, occurrence or effect underlying such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect), (5) any failure by the Company to meet internal or published projections, forecasts, revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become a Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflicts, declared or undeclared wars, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (9) (x) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, (y) the performance of this Agreement and the transactions contemplated hereby or (z) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required in connection with this Agreement; provided, that the exception in this clause (9) shall not apply with respect to any representation and warranty in Section 3.4, Section 3.11(e), Section 3.19(b) or Section 3.19(f) to the extent addressing the impact of the execution, delivery or performance of this Agreement or the transactions contemplated hereby and to the extent related to such representations and warranties, the condition set forth in Section 6.3(a), or (10) any actions taken (or omitted to be taken) at the written request of Parent; provided, that in the case of clauses (1), (2), (3), (6), (7) and (8), to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which the Company and its Subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect” hereunder);

(v)           “Parent Common Stock” means common stock, par value $0.10 per share, of Parent.

(w)          “Parent Equity Awards” means stock options, performance-based restricted stock unit awards, and restricted stock unit awards, in each case, granted by Parent and relating to shares of Parent Common Stock, other than stock options granted to participants in the MasTec, Inc. Amended and Restated Bargaining Units ESPP and the MasTec, Inc. Amended and Restated 2011 Employee Stock Purchase Plan.

(x)            “Parent Material Adverse Effect” means any event, change, circumstance, development, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that no event, change, circumstance, development, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Parent Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which Parent or its Subsidiaries operate, (3) any changes in any applicable Laws or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (4) any change in the market price or trading volume of Parent’s stock, in and of itself (provided, that the event, change, circumstance, development, occurrence or effect underlying such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect), (5) any failure by Parent to meet internal or published projections, forecasts, revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become a Parent Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflicts, declared or undeclared wars, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (9) (x) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, (y) the performance of this Agreement and the transactions contemplated hereby or (z) any action taken by Parent, or which Parent causes to be taken by any of its Subsidiaries, in each case which is required in connection with this Agreement; provided, that the exception in this clause (9) shall not apply with respect to any representation and warranty in Section 4.4 to the extent addressing the impact of the execution, delivery or performance of this Agreement or the transactions contemplated hereby and to the extent related to such representations and warranties, the condition set forth in Section 6.2(a), or (10) any actions taken (or omitted to be taken) at the written request of the Company; provided, that in the case of clauses (1), (2), (3), (6), (7) and (8), to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which Parent and its Subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Parent Material Adverse Effect” hereunder);

(y)           “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(z)            “Personal Information” means all data relating to an identified or identifiable natural person, household or device (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, household or device) and that constitutes “personal data”, “personal information” or “personally identifiable information”, or any similar term, as defined in the Privacy Laws applicable to the Company and its Subsidiaries;

(aa)         “Pre-Funded Warrant Agreement” means the Pre-Funded Warrant, dated as of August 2, 2021, issued by the Company to ASOF Holdings I, L.P;

(bb)         “Preferred Stock Exchange Agreement” means the Preferred Stock Exchange Agreement, dated October 29, 2019, by and among Infrastructure and Energy Alternatives, Inc., Infrastructure and Energy Alternatives, LLC, Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P., Oaktree Power Opportunities Fund III Delaware, L.P., and OT POF IEA Preferred B Aggregator, L.P.

(cc)         “Privacy Laws” means all applicable Laws concerning the privacy, security, or processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications;

(dd)         “Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law or recommendation issued or promulgated by any Governmental Entity, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law or recommendation is in place currently or adopted or modified hereafter;

(ee)         “Required Information” means the financial statements described in Section 5.b of Exhibit C to the Debt Commitment Letter;

(ff)           “Series B Warrant Agreement” means the Warrant Agreement, dated as of March 3, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent;

(gg)         “SPAC Warrant Agreement” means the Amended and Restated Warrant Agreement, dated as of March 26, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent;

(hh)         “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person (and notwithstanding anything to the contrary herein, the Company makes no representation, warranty, covenant or agreement in this Agreement with respect to any third party equity holder of any joint venture or any securities held by such Person);

(ii)            “Supplemental Indenture” means the execution of a supplemental indenture that, subject only to the occurrence of the Merger, deletes the covenants set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.12, 3.13, 3.14, 3.16, 3.20, 4.1 and clauses (3)-(8) of Section 6.1 of the Existing Company Indenture; and

(jj)           “Willful Breach” means a deliberate act or failure to act by a party hereto with knowledge by such party that such act or failure to act constitutes in and of itself a material breach of this Agreement.

Section 8.4             Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrase “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of business, consistent with past practice; provided, that any action taken, or omitted to be taken, in good faith by the Company or any of its Subsidiaries in response to COVID-19 shall be deemed to be in the ordinary course of business. References to days mean calendar days unless otherwise specified. If the last day of a period by which an act is to be done under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 8.5             Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6             Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.13 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) if the Effective Time occurs, the right of the Company stockholders to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(k) and cash in lieu of any fractional shares payable pursuant to Section 2.6, in accordance with the terms and conditions of this Agreement and (c) the Debt Financing Sources may enforce on behalf of the Debt Financing Sources (and each is an intended third-party beneficiary thereof) the provisions of this Section 8.6 and Sections 7.4, 8.17 and 8.18. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8            Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9           Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10           Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.11           Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13           Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15           Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16           No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17           Financing Transactions Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its Subsidiaries (collectively, the “Company Related Parties”): (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Debt Financing Sources, arising out of or relating to, this Agreement, the Financing Transactions or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Financing Transactions or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court; (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Financing Transactions; (c) agrees not to bring or support, or permit any Company Related Party to bring or support, any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Financing Transactions, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) agrees that service of process upon any Company Related Party in any such proceeding shall be effective if notice is given in accordance with Section 8.2; (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court; (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Financing Transactions, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; and (g) agrees that none of the Debt Financing Sources will have any liability to the Company or any other Company Related Party relating to or arising out of this Agreement, the Financing Transactions, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise.

Section 8.18           Non-Recourse. Each party hereto agrees, on behalf of itself and its former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of it and its controlled Affiliates, that all Action, claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder (including the Financing Transactions), (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein or contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), and (c) any breach or violation of this Agreement or any other agreement referenced herein or contemplated hereby, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (or any other agreement referenced herein or contemplated hereby, as applicable) and in accordance with, and subject to the terms of, this Agreement (or any other agreement referenced herein or contemplated hereby, in each case as applicable).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MasTec, Inc.

By:	/s/ George L. Pita
	Name:	George L. Pita
	Title:	Executive Vice President and Chief Financial Officer

Indigo Acquisition I Corp.

By:	/s/ Robert Apple
	Name:	Robert Apple
	Title:	President

Infrastructure and Energy Alternatives, Inc.

By:	/s/ John Paul Roehm
	Name:	John Paul Roehm
	Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger